CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
4.750% Senior Notes due 2021	$200,000,000	103.781%	$207,562,000	$28,311.46(1)
Guarantee(2)	—	—	—	— (3)

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrants’ Registration Statement on Form S-3 (File Nos. 333-187016 and 333-187016-01).
(2)	Guarantee by Dart Industries Inc. of Tupperware Brands Corporation’s 4.750% Senior Notes due 2021 offered hereby.
(3)	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable with respect to the Guarantee.

Filed pursuant to Rule 424(b)(5)
Registration Nos. 333-187016
and 333-187016-01

Prospectus supplement

To prospectus dated March 1, 2013

$200,000,000

Tupperware Brands Corporation

4.750% Senior Notes due 2021

We are offering $200 million aggregate principal amount of 4.750% senior notes due 2021. The notes offered hereby will be issued as additional notes under the indenture, dated as of June 2, 2011, pursuant to which we previously issued $400 million aggregate principal amount of 4.750% senior notes due 2021, which we refer to as the existing notes. The notes offered hereby will be fully fungible with, rank equally with and form a single series with the existing notes. The notes will mature on June 1, 2021. Interest on the notes will accrue from, and including, December 1, 2012 and be payable semi-annually on June 1 and December 1 of each year, beginning on June 1, 2013.

We may redeem the notes at any time in whole, or from time to time in part, at the redemption prices described in this prospectus supplement under “Description of the notes—Optional redemption.” If a change of control triggering event as described herein occurs, unless we have exercised our option to redeem the notes, we will be required to offer to purchase the notes at the purchase price described in this prospectus supplement.

The notes will be our unsecured and unsubordinated obligations and will rank equally with our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be guaranteed, on a senior secured basis, by our wholly-owned subsidiary, Dart Industries Inc. The guarantee ranks equally with the other unsubordinated indebtedness of the guarantor from time to time outstanding. The collateral securing the guarantee consists of certain “Tupperware” trademarks, service marks and logo formats owned by the guarantor. We have entered into an intercreditor and collateral agency agreement with respect to the collateral with the banks party to our credit facility and the trustee under the indenture governing the notes.

We do not intend to apply for listing of the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Investing in our notes involves risks. See the risk factors described under, and incorporated by reference into, “Risk factors” beginning on page S-9 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per note	Total
Public offering price(1)	103.781%	$207,562,000
Underwriting discount	0.625%	$1,250,000
Proceeds, before expenses, to us(1)	103.156%	$206,312,000

(1)	Plus accrued and unpaid interest from and including December 1, 2012 (being the most recent date from which interest has accrued on the outstanding 4.750% senior notes due 2021) to, but not including, the issuance date of the notes offered hereby. Assuming that the notes are issued on March 11, 2013, accrued and unpaid interest of $13.19 per $1,000 principal amount of notes will be payable by investors.

We expect to deliver the notes to investors through the book-entry delivery system of The Depository Trust Company and its direct participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about March 11, 2013.

Joint Book-Running Managers

J.P. Morgan	Wells Fargo Securities
BNP PARIBAS	Mizuho Securities

Co-Managers

Credit Agricole CIB	HSBC
KeyBanc Capital Markets	Mitsubishi UFJ Securities
RBS	SunTrust Robinson Humphrey

US Bancorp

March 6, 2013.

Prospectus Supplement

Prospectus

S-i

About this prospectus supplement

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering and the notes offered hereby. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely only on the information contained or incorporated or deemed to be incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus that we may provide to you. We have not, and the underwriters have not, authorized any other person to provide you with different information. We and the underwriters are not making an offer to sell, nor are we soliciting an offer to buy, securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompany prospectus or incorporated or deemed to be incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents.

This prospectus supplement incorporates important business and financial information about us that is not included in or delivered with this prospectus supplement or the accompanying prospectus (see “Where you can find more information”). We will provide this information to you at no charge upon written or oral request directed to: Tupperware Brands Corporation, Corporate Secretary Department, 14901 S. Orange Blossom Trail, Orlando, Florida 32837, telephone (407) 826-5050.

The exhibits to our registration statement pursuant to which the notes offered hereby have been registered under the Securities Act of 1933, as amended (the “Securities Act”), contain the full text of certain agreements and other important documents we have summarized in this prospectus supplement and the accompanying prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the notes we are offering, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the Securities and Exchange Commission (the “SEC”) as indicated under the heading “Where you can find more information.”

References in this prospectus supplement to “Tupperware Brands,” “the Company,” “we,” “us” and “our” are to Tupperware Brands Corporation and its consolidated subsidiaries and references to “the Guarantor” and “Dart” are to Dart Industries Inc., in each case unless otherwise stated or the context otherwise requires. However, in the “Description of the notes” section of this prospectus supplement, references to “Tupperware,” “Tupperware Brands,” “the Company,” “we,” “us” and “our” are to Tupperware Brands Corporation (the parent company only and not any of its subsidiaries). Unless otherwise specified or the context otherwise requires, references to “$” or “dollars” in this prospectus supplement are to U.S. dollars.

S-ii

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, such reports, proxy statements and other information may be accessed through the SEC Internet website located at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.tupperwarebrands.com. Except for the documents referred to below in this section, information on our website is not incorporated into this prospectus supplement or the accompanying prospectus.

The SEC allows us to incorporate by reference information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document.

We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents set forth below:

•	our Annual Report on Form 10-K for the fiscal year ended December 29, 2012; and

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 from our Definitive Proxy Statement on Schedule 14A filed on March 30, 2012.

All documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than documents, portions of documents or other information that is deemed to have been “furnished” and not “filed” with the SEC), prior to the termination of the offering of notes pursuant to this prospectus supplement, shall be deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus. Any documents filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the notes by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus.

You may request a copy of these documents, at no cost, by contacting us at the following address or telephone number:

Tupperware Brands Corporation

14901 S. Orange Blossom Trail

Orlando, Florida 32837

Phone: (407) 826-5050

S-iii

Notice to European Economic Area investors

This prospectus supplement and the accompanying prospectus are not prospectuses for the purposes of the Prospectus Directive (as defined herein) as implemented in member states of the European Economic Area. This prospectus supplement and the accompanying prospectus have each been prepared on the basis that all offers of the notes will be made pursuant to an exemption under the Prospectus Directive from the requirement to produce a prospectus in connection with offers of the notes. Accordingly, any person making or intending to make any offer within the European Economic Area of the notes which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus should only do so in circumstances in which no obligation arises for us, the Guarantor or any underwriter to produce a prospectus for such offers. Neither we, the Guarantor nor the underwriters have authorized, nor do we or they authorize, the making of any offer of the notes through any financial intermediary, other than offers made by underwriters which constitute the final placement of the notes contemplated in this prospectus supplement and the accompanying prospectus.

Trademarks

We own or have rights to trademarks, service marks and trade names that we use in conjunction with the operation of our business, including, without limitation, Tupperware® and BeautiControl®.

Forward-looking statements

Certain statements in this prospectus supplement and the documents incorporated or deemed incorporated by reference herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based. These forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “forecast,” “foresee,” “may,” “plan,” “project,” “should,” “outlook,” “will” and other words and terms of similar meaning.

Forward-looking statements reflect our current view with respect to future events and trends and are subject to certain risks, uncertainties and assumptions, which may cause actual results and trends to differ materially from the forward-looking statements. Actual results and trends could differ materially from historical or expected results depending on, among others, the following factors:

•	successful recruitment, retention and productivity levels of the Company’s independent sales forces;

•

disruptions caused by the introduction of new distributor operating models or sales force compensation systems or allegations by equity analysts or others as to the legality or viability of the Company’s business model;

•	success of new products and promotional programs;

S-iv

•	the ability to implement appropriate product mix and pricing strategies;

•	governmental regulation of materials used in products coming into contact with food (e.g., polycarbonate), as well as beauty, personal care and nutritional products;

•	the impact of changes in consumer spending patterns and preferences, particularly given the global nature of the Company’s business;

•	the value of long-term assets, particularly goodwill and indefinite lived intangibles associated with acquisitions, and the realizability of the value of recognized tax assets;

•

changes in plastic resin prices, other raw materials and packaging components, the cost of converting such items into finished goods and procured finished products and the cost of delivering products to customers;

•	the introduction of Company operations in new markets outside the United States;

•	general social, economic and political conditions in markets;

•

issues arising out of the sovereign debt crisis in Europe, resulting in potential economic and operational challenges for the Company’s European supply chain, heightened counterparty credit risk due to adverse effects on customers and suppliers, exchange controls and translation risks due to potential impairments of investments in affected markets and the potential for banks with which the Company maintains lines of credit to be unable to fulfill their commitments;

•	disruptions resulting from either internal or external labor strikes, work stoppages, or similar difficulties;

•	changes in cash flow resulting from changes in operating results, working capital management, debt payments, share repurchases and hedge settlements;

•

the impact of currency fluctuations on the value of foreign operations generally, and particularly in Venezuela, including their cash balances, the results of those operations, the cost of sourcing products across geographies and the success of foreign hedging and risk management strategies;

•	the impact of natural disasters and epidemic or pandemic disease outbreaks;

•	the ability to repatriate, or otherwise make available, cash in the United States and to do so at a favorable foreign exchange rate and with favorable tax ramifications;

•	the ability to obtain all government approvals on, and to control the cost of infrastructure obligations associated with, land development;

•	the ability to timely and effectively implement, transition, maintain and protect necessary information technology systems and infrastructure;

•	the ability to attract and retain certain executive officers and key management personnel;

•	the success of land buyers in attracting tenants for commercial and residential development and obtaining financing;

•	the costs and covenant restrictions associated with the Company’s credit arrangements;

S-v

•	integration of non-traditional product lines into Company operations;

•

the effect of legal, regulatory and tax proceedings, as well as restrictions imposed on the Company’s operations or Company representatives by foreign governments, including exposure to tax responsibilities imposed on the sales force and their potential impact on the sales force’s value chain and resulting disruption to the business;

•

the effect of competitive forces in the markets in which the Company operates, particularly related to sales of beauty, personal care and nutritional products, where there are a greater number of competitors;

•	the impact of changes in U.S. federal, state and foreign tax or other laws;

•	the Company’s access to, and the costs of, financing; and

•

other risks discussed in Item 1A, Risk Factors, of the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012, as well as the Company’s Consolidated Financial Statements, notes and other financial information contained in the Company’s filings with the SEC.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements contained in this prospectus supplement, the accompanying prospectus and reports we have filed or will file with the SEC and which are incorporated or deemed incorporated by reference herein, including statements under “Risk factors” and “Forward-looking statements” in such reports. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. We undertake no obligation to update or revise any forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, except as required by law.

S-vi

Summary

This summary highlights information that is contained or incorporated or deemed incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that may be important to you. Before making an investment decision, you should read carefully the entire prospectus supplement and the accompanying prospectus, including the “Risk factors” section, together with the documents incorporated or deemed incorporated by reference that are described under “Where you can find more information.”

Tupperware Brands Corporation

Tupperware Brands Corporation is a worldwide direct-to-consumer company engaged in the manufacture and sale of premium, innovative products across multiple brands and categories through an independent sales force of 2.8 million. We manufacture and sell Tupperware® products and cosmetics and personal care products under a variety of trade names, including Armand Dupree®, Avroy Shlain®, BeautiControl®, Fuller®, NaturCare®, Nutrimetics® and Nuvo®. Each of our businesses manufactures and/or markets a broad line of high quality products.

In our core Tupperware product category, our product line consists of design-centric preparation, storage and serving solutions for the kitchen and home. Our Tupperware line also includes an established line of kitchen cookware and tools, microwave products, microfiber textiles and gifts.

In our Beauty category, we manufacture and distribute skin care products, cosmetics, bath and body care, toiletries, fragrances, jewelry and nutritional products.

We have businesses that sell products only in the Tupperware or Beauty category and other businesses that sell products in both categories.

Tupperware Brands Corporation is a Delaware corporation that was organized on February 8, 1996. Our principal executive offices are located at 14901 South Orange Blossom Trail, Orlando, Florida 32837, and our telephone number at that location is (407) 826-5050.

We maintain a corporate website at http://www.tupperwarebrands.com. Except as described under “Where you can find more information,” information on our website is not incorporated into this prospectus supplement or the accompanying prospectus.

Dart Industries Inc.

Dart Industries Inc. is a wholly-owned, direct subsidiary of Tupperware Brands Corporation that owns a substantial portion of the intellectual property of Tupperware, including the Tupperware® trademark, as well as other assets and the capital stock of a majority of the Company’s operating subsidiaries. Dart collects royalties, mold rental payments, interest and dividends from subsidiaries of the Company. Dart is a Delaware corporation that was incorporated in 1928.

The offering

The following is a brief summary of the terms of this offering. It does not contain all of the information that you need to consider in making your investment decision. To understand all of the terms of the notes, you should carefully read this prospectus supplement and the accompany prospectus as well as the documents incorporated or deemed incorporated by reference that are described under “Where you can find more information.”

Issuer	Tupperware Brands Corporation

Guarantor	Dart Industries Inc.

Notes Offered	$200 million aggregate principal amount of 4.750% senior notes due 2021, which will constitute an additional issuance of, be fully fungible with, rank equally with and form a single series with the $400 million aggregate principal amount of existing notes. The terms of the notes will be identical to the terms of the existing notes, except for the issue date, the issue price, the first interest payment date and the date from which interest begins to accrue.

Stated Maturity Date	June 1, 2021.

Interest Rate	The notes will bear interest from, and including, December 1, 2012 (being the most recent interest payment date with respect to, and the most recent date from which interest has accrued on, the existing notes) at the rate of 4.750% per annum.

Interest Payment Dates	Interest on the notes will be payable semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2013, and on the maturity date.

Guarantee	The notes will be guaranteed, on a senior secured basis, by our subsidiary, Dart Industries Inc.

Ranking	The notes will be our unsecured and unsubordinated obligations and will rank equally with our other unsecured and unsubordinated indebtedness from time to time outstanding. The guarantee is the secured and unsubordinated obligation of the guarantor. The guarantee ranks equally with the other unsubordinated indebtedness of the guarantor from time to time outstanding and is effectively senior to such indebtedness to the extent of the value of the collateral.

Collateral Securing Guarantee

The collateral securing the guarantee will consist of certain “Tupperware” trademarks, service marks and logo formats owned by the guarantor. The Company, Dart, J.P. Morgan Chase Bank, N.A., as collateral agent and administrative agent under our credit facility, and Wells Fargo Bank, National Association, as trustee under the indenture governing the 4.750% senior notes due 2021, are parties to an intercreditor and collateral agency agreement, dated June 2, 2011 (the “Intercreditor and Collateral Agency Agreement”), with respect to the collateral (which also secures Dart’s guarantee of the obligations under our credit facility).

Optional Redemption	We may redeem the notes at any time, in whole or in part, at the redemption prices described under “Description of the notes—Optional redemption.”

Change of Control Triggering Event	If a change of control triggering event as described herein occurs, we will be required to offer to purchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to the purchase date. See “Description of the notes—Offer to purchase upon Change of Control Triggering Event.”

Covenants	The indenture contains covenants that generally restrict the ability of us and certain of our subsidiaries to:

• incur indebtedness secured by liens;

• enter into sale and leaseback transactions;

• c	onsolidate or merge with another entity, or sell or transfer all or substantially all of our properties and assets; or

• sell the capital stock or assets of the guarantor.

These covenants are, however, subject to significant exceptions and qualifications. See “Description of the notes—Covenants.”

Further Issuances	We may, from time to time, without notice to or consent of the holders of the notes, create and issue additional notes ranking equally and ratably with the existing notes and notes offered hereby in all respects, including the same terms as to status, redemption or otherwise.

Form and Denomination	The notes will be issued in the form of one or more fully registered global securities, without coupons, in denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof. These global securities will be deposited with the trustee as custodian for, and registered in the name of, a nominee of The Depository Trust Company (“DTC”). Except as described under “Description of the notes—Book-entry procedures” or as we may otherwise agree, notes in certificated form will not be issued or exchanged for interests in global securities.

Same Day Settlement	Beneficial interests in the notes will trade in DTC’s same-day funds settlement system until maturity. Therefore, secondary market trading activity in such interests will be settled in immediately available funds.

Use of Proceeds	We intend to use a portion of the net proceeds from the sale of the notes to repay our promissory note dated February 1, 2013 in the principal amount of $75 million issued to Wells Fargo Bank, National Association (the “Bridge Loan”), and the remaining net proceeds for general corporate purposes, including repayment of a portion of our outstanding borrowings under our credit facility and funding, in part, our 2013 common stock repurchase program. See “Use of proceeds.”

Conflicts of Interest	We intend to use at least 5% of the net proceeds of this offering to repay indebtedness owed by us to an affiliate of Wells Fargo Securities, LLC, an underwriter in this offering, who is the lender under the Bridge Loan. See “Use of proceeds.” Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. Because the notes to be offered will be rated investment grade, pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary. Wells Fargo Securities, LLC has informed us that it will not confirm sales of the debt securities to any account over which it exercises discretionary authority without the prior written approval of the customer.

Absence of Public Market	We do not intend to apply for listing of the notes on any securities exchange or to have the notes quoted on any automated quotation system, and we cannot assure you that any active or liquid market will develop for the notes. See “Risk factors” and “Underwriting.”

Governing Law	The notes offered hereby will be, and the indenture governing the notes and the guarantee are, governed by, and construed in accordance with, the laws of the State of New York.

Trustee	Wells Fargo Bank, National Association

Risk Factors	Before making an investment decision, you should carefully consider all of the information included or incorporated or deemed incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information described under, and incorporated by reference into, “Risk factors” beginning on page S-9 of this prospectus supplement.

Selected financial data

The following table presents the Company’s selected historical financial information for the last five fiscal years. The selected financial information below has been derived from the Company’s audited consolidated financial statements. This data should be read in conjunction with the Company’s other financial information, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and Notes to the Consolidated Financial Statements included as Items 7 and 8, respectively, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012.

Effective with the first quarter of 2011, the Company changed its segment reporting to reflect the geographic distribution of its businesses in accordance with how it views its operations. Consequently, the Company no longer has a Beauty Other segment, and the businesses previously reported in that segment are now reported as follows: Tupperware Brands Philippines in Asia Pacific; the Company’s Central America businesses in Tupperware North America; the Nutrimetics businesses in Europe and Asia Pacific (as applicable); and the businesses in South America as a separate geographic segment. Comparable information from the 2010, 2009 and 2008 fiscal years has been revised to conform to the new segment presentation. The Company’s fiscal year ends on the last Saturday of December and, as a result, the 2011 fiscal year contained 53 weeks as compared with 52 weeks for the other fiscal years presented.

(in millions, except per share amounts)	2012	2011	2010	2009	2008

Operating results
Net sales:
Europe	$791.4	$848.9	$796.0	$768.9	$789.2
Asia Pacific	780.7	714.0	584.0	494.0	451.8
Tupperware North America	344.8	352.0	331.5	296.9	306.4
Beauty North America	348.3	395.5	406.0	391.6	460.7
South America	318.6	274.6	182.9	176.1	153.7

Total net sales	$2,583.8	$2,585.0	$2,300.4	$2,127.5	$2,161.8

Segment profit (loss):
Europe	$131.6	$148.3	$147.1	$141.8	$121.2
Asia Pacific	172.7	147.0	111.8	84.9	65.3
Tupperware North America	63.7	58.4	52.8	40.3	29.2
Beauty North America	30.2	37.9	58.9	52.2	60.5
South America(a)	61.0	48.6	24.4	12.7	(4.5)
Unallocated expenses	(62.6)	(58.9)	(56.8)	(51.9)	(39.8)
Gain on disposal of assets including insurance recoveries, net(b),(c)	7.9	3.8	0.2	21.9	24.9
Re-engineering and impairment charges(a)	(22.4)	(7.9)	(7.6)	(8.0)	(9.0)
Impairment of goodwill and intangible assets(d)	(76.9)	(36.1)	(4.3)	(28.1)	(9.0)
Interest expense, net(e)	(32.4)	(45.8)	(26.8)	(28.7)	(36.9)

Income before income taxes	272.8	295.3	299.7	237.1	201.9
Provision for income taxes	79.8	77.0	74.1	62.0	40.5

Net income	$193.0	$218.3	$225.6	$175.1	$161.4

Basic earnings per common share(f)	$3.49	$3.63	$3.60	$2.80	$2.61

Diluted earnings per common share(f)	$3.42	$3.55	$3.53	$2.75	$2.55

Profitability ratios
Segment profit as a percent of sales:
Europe	17%	17%	18%	18%	15%
Asia Pacific	22	21	19	17	14
Tupperware North America	19	17	16	14	10
Beauty North America	9	10	15	13	13
South America(a)	19	18	13	7	na
Return on average equity(g)	37.4	30.0	31.7	31.6	29.3
Return on average invested capital(h)	18.7	20.5	21.4	18.1	15.8

See footnotes beginning on the following page.

(in millions, except per share amounts)	2012	2011	2010	2009	2008

Financial condition
Cash and cash equivalents	$119.8	$138.2	$248.7	$112.4	$124.8
Net working capital	72.0	96.0	348.8	236.3	252.3
Property, plant and equipment, net	298.8	273.1	258.0	254.6	245.4
Total assets	1,821.8	1,822.6	1,991.7	1,818.8	1,789.8
Short-term borrowings and current portion of long-term obligations	203.4	195.7	1.9	1.9	3.8
Long-term obligations	414.4	415.2	426.8	426.2	567.4
Shareholders’ equity	479.1	500.8	789.8	637.7	474.0
Current ratio	1.10	1.14	1.70	1.51	1.56

Other data
Net cash provided by operating activities	$298.7	$274.7	$299.5	$250.9	$131.0
Net cash used in investing activities	(64.8)	(68.9)	(46.1)	(26.9)	(39.1)
Net cash used in financing activities	(252.5)	(300.9)	(103.9)	(227.8)	(66.5)
Capital expenditures	75.6	73.9	56.1	46.4	54.4
Depreciation and amortization	49.6	49.8	49.7	51.7	60.6

Common stock data
Dividends declared per share	$1.44	$1.20	$1.05	$0.91	$0.88
Dividend payout ratio(i)	41.3%	33.1%	29.2%	32.5%	33.7%

Average common shares outstanding (thousands):
Basic	55,271	60,046	62,550	62,374	61,559
Diluted	56,413	61,432	63,845	63,403	62,976
Period-end book value per share(j)	$8.49	$8.15	$12.37	$10.10	$7.51
Period-end price/earnings ratio(k)	18.3	15.8	13.7	17.1	8.1
Period-end market/book ratio(l)	7.4	6.9	3.9	4.7	2.8

na—not applicable

(a)	Re-engineering and impairment charges provide for severance and other exit costs. In fiscal year 2008, the Company reached a decision to begin selling beauty products in Brazil through the Tupperware sales force and cease operating its separate beauty business. As a result of this decision, the Company recorded a $2.9 million charge relating to the write-off of inventory, prepaid assets and accounts receivable. This amount was included in the South America results.

(b)	In 2002, the Company began to sell land held for development near its Orlando, Florida headquarters. There were no land sales in the 2012, 2010 or 2009 fiscal years. During 2011 and 2008 fiscal years, pretax gains from these sales were $0.7 million and $2.2 million, respectively, and were included in gains on disposal of assets including insurance recoveries, net.

(c)	Included in gain on disposal of assets including insurance recoveries, net are:

•

Pretax gains of $0.2 million in 2012, $3.0 million in 2011 and $1.1 million in 2008, as a result of respective insurance recoveries from flood damage in Venezuela in 2012, Australia in 2011 and France and Indonesia in 2008;

•	Pretax gains of $7.5 million in 2012 from the sale of a facility in Belgium, and $0.2 million and $2.9 million in 2010 and 2009, respectively, from the sale of property in Australia;

•	Pretax gains of $19.0 million and $22.2 million in 2009 and 2008, respectively, as a result of insurance recoveries associated with a 2007 fire in South Carolina;

•	A pretax loss of $0.6 million in 2008, as a result of asset disposals in the Philippines; and

•	A pretax gain of $0.2 million of equipment sales in 2012.

(d)

Valuations completed on the Company’s intangible assets resulted in the conclusion that certain tradenames and goodwill values were impaired. This resulted in non-cash charges of $76.9 million, $36.1 million, $28.1 million and $9.0 million in 2012, 2011, 2009 and 2008, respectively. In 2010, the Company recorded a $4.3 million impairment related to certain intangibles and goodwill, associated with a decision by the Company to cease operating its Swissgarde business as an independent entity. See Note 6 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012.

(e)	In 2011, the Company entered into new credit agreements, which resulted in a non-cash write-off of deferred debt costs to interest expense of $0.9 million. In connection with the termination of the previous credit facilities, the Company also impaired certain floating-to-fixed interest rate swaps resulting in interest expense of $18.9 million.

(f)	On December 28, 2008, the Company adopted authoritative guidance addressing share-based payment transactions and participating securities, which requires that unvested share-based payment awards with a nonforfeitable right to receive dividends (participating securities) be included in the two-class method of computing earnings per share. The net income available to common shareholders for 2009-2012 were computed in accordance with this guidance. The prior period has been retrospectively adjusted, resulting in a $0.01 reduction in 2008 diluted and basic earnings per share. The Company had 0.2 million, 0.2 million and 0.4 million of unvested share-based payment awards outstanding for 2010, 2009 and 2008, respectively, which were classified as participating securities under this guidance. The Company had no unvested share-based payment awards classified as participating securities in 2012 and 2011.

(g)	Return on average equity is calculated by dividing net income by the average monthly balance of shareholders’ equity.

(h)	Return on average invested capital is calculated by dividing net income plus net interest expense multiplied by one minus the estimated marginal tax rate of 38%, by average shareholders’ equity plus debt, for the last five quarters.

(i)	The dividend payout ratio is dividends declared per share divided by basic earnings per share.

(j)	Period-end book value per share is calculated as year-end shareholders’ equity divided by average diluted shares.

(k)	Period-end price/earnings ratio is calculated as the year-end market price of the Company’s common stock divided by full year diluted earnings per share.

(l)	Period-end market/book ratio is calculated as the period-end market price of the Company’s common stock divided by period-end book value per share.

Risk factors

Investing in the notes involves risks. Before making an investment decision, you should carefully consider all of the information included or incorporated or deemed incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risks described below and the risks described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2012, which are incorporated by reference in this prospectus supplement. See “Where you can find more information.” The risks and uncertainties described are not the only ones that we face. Additional risks and uncertainties not known to us or that we deem immaterial may also adversely affect our business, operating results, cash flows and financial condition.

Risks relating to the notes

The indenture governing the notes does not contain covenants with substantial restrictions on us or our subsidiaries.

Neither we nor any of our subsidiaries are restricted from incurring additional unsecured debt or other liabilities under the indenture. We may from time to time incur additional debt and other liabilities. In addition, we are not restricted from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock under the indenture.

The notes will be structurally subordinated to the debt and other liabilities of our non-guarantor subsidiaries.

We conduct all of our operations through our subsidiaries. However, the notes will be the obligation of Tupperware Brands Corporation and will be guaranteed, on a secured basis, by our wholly-owned subsidiary Dart Industries Inc. As a result, the notes will be structurally subordinated to all debt and other liabilities of our subsidiaries (including liabilities to trade creditors) other than Dart, which means that creditors of the non-guarantor subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets.

We and our subsidiaries may not be able to generate sufficient cash to service all of our and their indebtedness, including the notes.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and the financial performance of our subsidiaries, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that our subsidiaries will maintain a level of cash flows from operating activities sufficient to permit us and them to pay the principal of and premium, if any, and interest on our indebtedness, including the notes. If our and our subsidiaries’ cash flows and capital resources are insufficient to fund our debt service obligations and those of our subsidiaries, we or they may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes.

If we or any of our subsidiaries default on obligations to pay indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness or the indebtedness of our subsidiaries, including a default under our credit facility, that is not waived by the required lenders or debt holders, as well as the remedies sought by the holders of such indebtedness, could prevent us from paying principal of and premium, if any, and interest on the notes and substantially decrease the market value of the notes. If our subsidiaries are unable to generate sufficient cash flows and we are otherwise unable to obtain funds necessary to meet required payments of principal of and premium, if any, and interest on our indebtedness, or if we or they otherwise fail to comply with the various covenants, including any financial and operating covenants, in the instruments governing our indebtedness (including covenants in our credit facility, the indenture governing the notes and the terms of our other indebtedness), we or they could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the outstanding indebtedness thereunder to be due and payable, together with accrued and unpaid interest, and/or the lenders under our credit facility could elect to terminate their commitments thereunder, cease making further loans and we or our subsidiaries could be forced into bankruptcy or liquidation.

Holders of notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased by us has occurred following a sale of “substantially all” of our assets.

A “change of control” (as defined in the indenture governing the notes) may require us to make an offer to repurchase all outstanding notes and existing notes. The definition of change of control includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all of our assets to another individual, group or entity may be uncertain.

We may not be able to repurchase the notes upon a change of control triggering event.

Upon the occurrence of specified change of control events, we will be required to offer to repurchase all of the outstanding notes and existing notes at 101% of their principal amount, plus accrued and unpaid interest to the purchase date. The source of funds for any such purchase will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient funds to purchase all of the notes and existing notes that are tendered upon a change of control. Any failure to repurchase tendered notes or existing notes upon a change of control would cause a default under the indenture governing the notes. Our credit facility also provides that a change of control will be a default that permits the lenders to accelerate the maturity of borrowings thereunder. Any of our future debt instruments may contain similar provisions.

The value of the collateral securing the guarantee may not produce proceeds in an amount sufficient to pay any amounts due on the notes.

The fair market value of the collateral securing the guarantee of the notes and existing notes will be subject to fluctuations based on factors that include, among others, the condition of the markets for the collateral, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the collateral would depend on numerous factors, including the actual fair market value of the collateral at such time and the timing and the manner of the sale. We also cannot assure holders of the notes and existing notes that the collateral will be saleable or, if saleable, that there will not be substantial delays in its liquidation. In addition, in the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the notes and existing notes.

In the event of bankruptcy, the ability of the holders of the notes to realize upon the collateral will be subject to certain bankruptcy law limitations.

The ability of holders of the notes to realize upon the collateral may be subject to bankruptcy law limitations. Under applicable federal bankruptcy laws, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval. In addition, federal bankruptcy laws generally permit the debtor to continue to retain collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.”

The collateral securing the guarantee could be released automatically without your consent or the consent of the trustee.

The collateral securing the guarantee of the notes could, in some circumstances, be released automatically, including:

•	in whole, upon payment in full of the principal of and premium, if any, and interest on the notes;

•	in whole, upon satisfaction and discharge of the indenture;

•	in whole, upon a legal defeasance or covenant defeasance as set forth under “Description of the notes—Satisfaction, discharge and defeasance;”

•	in whole or in part, with the consent of holders of the requisite percentage of notes in accordance with the provisions described under “Description of the notes—Amendments and waivers;”

•	to the extent required, in accordance with the applicable provisions of the security documents; or

•	in whole, upon the occurrence of circumstances as set forth under the “Guarantee and Collateral Release Event” definition under “Description of the notes—Certain definitions.”

Rights to the collateral securing the guarantee may be subject to dilution.

The collateral that secures the guarantee also secures the guarantee of the existing notes (which, together with the notes offered hereby, will constitute one series under the indenture governing the notes) and loans and other obligations under our credit facility. In addition, the collateral may secure guarantees of any additional indebtedness that we incur in the future, subject to restrictions under our credit facility and the indenture governing the notes. Your rights to the collateral would be diluted by any increase in the indebtedness or guarantees secured by the collateral or portions thereof.

The rights of holders of the notes with respect to the collateral may be adversely affected by the failure to perfect security interests in the collateral, and we are not required to perfect security interests in some instances.

If the Company were to fail to maintain the security interests that have been created with respect to the collateral, it may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties. We are not required to take steps to register security interests in the collateral in foreign jurisdictions other than the Material Foreign Jurisdictions (as defined under “Description of the notes—Certain definitions”).

The rights of holders of the notes with respect to the collateral will be substantially limited by the terms of the Intercreditor and Collateral Agency Agreement.

Under the Intercreditor and Collateral Agency Agreement, any actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, will require that (1) with respect to the notes and existing notes, the trustee has delivered a notice to the Collateral Agent (as defined under “Description of the notes—Certain definitions”) that an event of default (as defined in the indenture) that consists of a default in payment of principal of or premium, if any, at maturity of the notes and existing notes or an acceleration of payment of principal of and premium, if any, and interest on the notes and existing notes following an event of default under the indenture has occurred, (2) with respect to our credit facility, the administrative agent has delivered a notice to the Collateral Agent that an event of default (as defined in our credit facility) that consists of a default in payment of principal of or premium, if any, at maturity of the obligations under our credit facility or an acceleration of payment of principal of and premium, if any, and interest on the obligations under our credit facility following an event of default under our credit facility has occurred, and (3) with respect to each other agreement governing first lien obligations, each authorized representative has delivered notice to the Collateral Agent that an event of default (as defined in the agreement governing the first lien obligations) that consists of a default in payment of principal of or premium, if any, at maturity with respect to such first lien obligations or an acceleration of payment of principal of and premium, if any, and interest with respect to such first lien obligations following an event of default under the agreement governing the first lien obligations has occurred, even if the rights of the holders of the notes and existing notes are adversely affected, subject to certain exceptions.

U.S. federal and state fraudulent transfer laws may permit a court to void, subordinate or limit the notes, the guarantee and/or the grant of collateral, in which case you may not receive any payments on the notes.

U.S. federal and state fraudulent transfer statutes may apply to the issuance of the notes and the incurrence of the related guarantee. Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, which may vary from state to state, the notes or the related guarantee (or the grant of collateral securing any such obligations) could be voided, subordinated or limited as a fraudulent transfer or conveyance if we or the guarantor, as applicable (1) issued the notes or incurred the guarantee with the intent of hindering, delaying or defrauding creditors, or (2) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantee and, among other circumstances, we or the guarantor, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantee.

In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes or guarantee. In addition, the avoidance of the notes could result in an event of default with respect to our other debt that could result in acceleration of such debt.

The guarantee contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantee from being avoided under applicable fraudulent transfer laws or may reduce the guarantor’s obligation to an amount that effectively makes the guarantee less beneficial to holders of notes.

Finally, a bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination, if the court determines that: (1) the holder of notes engaged in some type of inequitable conduct; (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holder of notes; and (3) equitable subordination is not inconsistent with the applicable bankruptcy law.

We may issue additional notes.

Under the indenture governing the notes offered hereby, we may from time to time without notice to, or the consent of, the holders of the notes, create and issue additional notes that rank equally to the notes and the existing notes. Any additional notes (like the notes offered hereby) will be consolidated and form a single series with the existing notes and have the same terms as to the status, redemption or otherwise as the existing notes and the notes offered hereby.

Redemption of the notes may adversely affect your return on a reinvestment of the proceeds.

The notes are redeemable at our option, and we may choose to redeem the notes at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed.

An active trading market for the notes may not develop.

We do not intend to apply for listing of the notes on any securities exchange or have the notes quoted on any automated quotation system. We cannot assure you whether trading markets for the notes will develop, the ability of holders of the notes to sell their notes or the price at which holders may be able to sell their notes. If no active trading market develops, you may be unable to resell the notes at any price or at their fair market value.

If a trading market does develop, changes in our ratings or the financial markets could adversely affect the market prices of the notes.

The market price for the notes will depend on many factors, including, among others, the following:

•	ratings on our debt securities assigned by rating agencies;
•	the prevailing interest rates being paid by other companies similar to us;
•	our results of operations, financial condition and prospects; and
•	the condition of the financial markets.

Ratings of the notes may affect the market price and marketability of the notes.

The notes have been rated by certain nationally-recognized statistical rating organizations (“NRSROs”). We cannot assure you that ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the NRSROs. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the notes.

Use of proceeds

We estimate that the net proceeds from the sale of the notes in this offering will be approximately $205,812,000, after deducting the underwriting discounts and estimated offering expenses payable by us.

We intend to use a portion of the net proceeds from the sale of the notes to repay our $75 million Bridge Loan entered into on February 1, 2013, and the remaining net proceeds for general corporate purposes, including repayment of a portion of our outstanding borrowings under our credit facility and funding, in part, our 2013 common stock repurchase program.

The Bridge Loan matures on May 3, 2013 and bears interest at a fluctuating rate per annum equal to one and one-half percent (1.50%) above the London interbank offered rate (“LIBOR”) in effect from time to time. Proceeds from the Bridge Loan have been used to pay down borrowings under our credit facility and to fund, in part, our 2013 common stock repurchase program. As of March 5, 2013, interest on the Bridge Loan was accruing at the rate of 1.71% per annum.

Ratio of earnings to fixed charges

The following table contains our ratio of earnings to fixed charges for the periods indicated. For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing fees and a portion of rental expense that management believes is representative of the interest component of rental expense.

Fiscal years ended
	December 29, 2012	December 31, 2011	December 25, 2010	December 26, 2009	December 27, 2008

Ratio of earnings to fixed charges(1)	7.0x	6.0x	8.7x	6.7x	4.9x

(1)	The ratio of earnings to fixed charges should be read in conjunction with our financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference in this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 29, 2012. The interest expense included in the fixed charges calculation above includes discount relating to indebtedness and excludes interest expense relating to our uncertain tax positions.

Capitalization

The following table sets forth our capitalization as of December 29, 2012 on an actual basis and as adjusted to give effect to the issuance of the notes offered hereby. As described under “Use of proceeds,” we intend to use a portion of the net proceeds from the sale of the notes to repay the Bridge Loan, which was incurred on February 1, 2013. Because the “as adjusted” column is as of December 29, 2012, we have reflected all of the net proceeds in the “cash and cash equivalents” line.

You should read this table together with our consolidated financial statements and the notes thereto, which are incorporated by reference into this prospectus supplement. See “Where you can find more information.”

	As of December 29, 2012

(in millions)	Actual	As adjusted

Cash and cash equivalents:
Cash and cash equivalents	$119.8	$325.6

Short-term debt:
Short-term borrowings and current portion of long-term debt and capital lease obligations	$203.4	$203.4

Long-term debt:
Long-term debt and capital lease obligations(1)	$414.4	$414.4
4.750% senior notes due 2021 offered hereby	—	200.0

Total long-term debt	$414.4	$614.4

Shareholders’ equity:
Total shareholders’ equity	$479.1	$479.1

Total capitalization(2)	$1,096.9	$1,296.9

(1)	Includes $400 million of existing notes.

(2)	Total capitalization consists of total long-term debt and total shareholders’ equity.

Description of other indebtedness

Credit facility

On June 2, 2011, Tupperware Brands Corporation and our wholly-owned subsidiary, Tupperware International Holdings B.V. (the “Subsidiary Borrower”), entered into a multicurrency Credit Agreement with JPMorgan Chase Bank, N.A. as administrative agent, swingline lender and issuing bank, KeyBank National Association, as syndication agent, BNP Paribas, Crédit Agricole Corporate and Investment Bank and Mizuho Corporate Bank, Ltd., as co-documentation agents, and the lenders party thereto. We refer to this agreement as our “credit facility.” Our credit facility makes available to Tupperware Brands Corporation and the Subsidiary Borrower a committed five-year credit facility in an aggregate amount of $450 million (the “Facility Amount”). Our credit facility provides (i) a revolving credit facility, available up to the full amount of the Facility Amount, (ii) a letter of credit facility, available up to $50 million of the Facility Amount, and (iii) a swingline facility, available up to $50 million of the Facility Amount. Each of these facilities is fully available to Tupperware Brands Corporation and is available to the Subsidiary Borrower up to an aggregate amount not to exceed $225 million. With the agreement of our lenders, we are permitted to increase, on up to three occasions, the Facility Amount by a total of up to $200 million (for a maximum aggregate Facility Amount of $650 million), subject to certain conditions; we have not exercised this right to date. As of December 29, 2012, we had $199 million of borrowings outstanding under our credit facility, with $162 million denominated in euros.

We routinely increase our revolver borrowings under our credit facility during each quarter to fund operating, investing and financing activities, and use cash available at the end of each quarter to reduce borrowing levels. As a result, we have higher foreign exchange exposure on the value of our cash during each quarter than at the end of each quarter.

Loans taken under our credit facility bear interest under a formula that includes, at our option, one of three different base rates, plus an applicable spread. We generally select the LIBOR for the applicable currency and interest period as our base for our interest rate. The applicable margin is determined by reference to a pricing schedule based upon the ratio of our consolidated funded indebtedness to our consolidated EBITDA for the four fiscal quarters then most recently ended. For purposes of our credit facility, consolidated EBITDA represents earnings before interest, income taxes, depreciation and amortization, as adjusted to exclude certain non-recurring gains as well as non-cash charges and certain other items.

Our credit facility contains customary covenants, including financial covenants requiring a minimum level of interest coverage and allowing a maximum amount of leverage, and certain customary events of default.

The Guarantor unconditionally guarantees all obligations and liabilities of Tupperware Brands Corporation and the Subsidiary Borrower relating to our credit facility. This guarantee is secured by a security interest in certain “Tupperware” trademarks, service marks and logo formats, which collateral also secures the guarantee of the existing notes and will secure the guarantee of the notes offered hereby.

Bridge loan

On February 1, 2013, we entered into the $75 million Bridge Loan with Wells Fargo Bank, National Association. The Bridge Loan matures on May 3, 2013 and bears interest at a fluctuating rate per annum determined by the lender to be one and one-half percent (1.50%) above LIBOR in effect from time to time. The Bridge Loan will cross default upon any default under our credit facility that is not cured within any applicable cure period in our credit facility or waived by the requisite lenders as provided in our credit facility. We intend to use a portion of the net proceeds of this offering to repay the Bridge Loan. See “Use of proceeds.”

Description of the notes

The notes offered hereby will constitute an additional issuance of our 4.750% notes due 2021 ($400 million aggregate principal amount of which have previously been issued and are outstanding, which we refer to as the “Existing Notes”). The notes offered hereby will be issued as part of the same series as the Existing Notes and will be issued under the indenture, dated as of June 2, 2011 (the “Indenture”) among the Company, Dart, as guarantor, and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The notes offered hereby will also have the same CUSIP number as $399,750,000 aggregate principal amount of the Existing Notes. $250,000 aggregate principal amount of the Existing Notes were issued in reliance upon the exemption from registration provided by Regulation S of the Securities Act and have a separate CUSIP number. The terms of the notes offered hereby will be identical to the terms of the Existing Notes, except for the issue date, the issue price, the first interest payment date and the date from which interest first begins to accrue. References in this section of this prospectus supplement to the “Company,” “we,” “us,” and “our” are to Tupperware Brands Corporation (parent company only and not to its subsidiaries). References in this section to the “Guarantor” or “Dart” are to Dart Industries Inc. (and not its subsidiaries), which guarantees the Existing Notes and will guarantee the notes offered hereby on a senior secured basis (the “Guarantee”). References in this section to the “Notes” are to the notes initially issued under the Indenture (including the notes offered hereby and, except to the extent as otherwise indicated or as the context otherwise requires, the Existing Notes) and any additional notes issued under the Indenture that constitute the same series as the notes offered hereby and the Existing Notes, as described under “—Further issuances.” Certain other terms used in this section are defined under “—Certain definitions.”

The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). A copy of the Indenture has been filed as Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on June 7, 2011 (see “Where you can find more information”), and is available, after reasonable written request, for inspection at the office of the Trustee.

General

The Notes offered hereby will be:

•	senior obligations of the Company;

•	pari passu in right of payment with all existing and future senior Indebtedness of the Company (including the Existing Notes and obligations under the Credit Agreement);

•	structurally subordinated to all existing and future Indebtedness and other liabilities of each subsidiary of the Company that does not guarantee the Notes; and

•	senior in right of payment to all existing and future subordinated obligations of the Company.

The Guarantee is:

•	a senior obligation of Dart;

•	pari passu in right of payment with all existing and future senior indebtedness of Dart (including guarantees of obligations under the Credit Agreement);

•	secured by a Lien on the Collateral on an equal and ratable basis with the obligations under the Credit Agreement and any other First Lien Obligations;

•

effectively senior to all existing and future unsecured Indebtedness of Dart and any future Indebtedness of Dart secured by a junior Lien on the Collateral, in each case to the extent of the value of the Collateral securing the guarantee of Dart of the obligations under the Notes;

•	structurally subordinated to all existing and future Indebtedness and other liabilities of each subsidiary of Dart; and

•	senior in right of payment to all existing and future subordinated obligations of Dart.

The circumstances under which the Guarantee and the Collateral may be released are described under “Guarantee and Collateral—Release of Guarantee and Collateral”.

The Notes offered hereby will be issued in the form of one or more fully registered global securities, without coupons, in minimum denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof.

The Notes will be redeemable prior to maturity as set forth below under “—Optional redemption.” The Notes will not benefit from any sinking fund.

We do not intend to apply for listing of the Notes on any securities exchange or to have the Notes quoted on any automated quotation system.

Principal, maturity and interest

Currently, the Notes will be limited to $600 million aggregate principal amount, which includes the $200 million principal amount of the Notes offered hereby and the $400 million principal amount of the Existing Notes.

The stated maturity date of the Notes will be June 1, 2021.

The Notes offered hereby will bear interest from, and including, December 1, 2012 (being the most recent interest payment date with respect to, and the most recent date from which interest has accrued on, the Existing Notes, which began bearing interest from June 2, 2011) at 4.750% per annum. We will pay interest on the Notes semi-annually on June 1 and December 1 of each year and on the maturity date (each, an “interest payment date”), beginning on June 1, 2013, to the persons in whose names the Notes are registered at the close of business on May 15 and November 15, as the case may be (in each case, whether or not a business day) immediately preceding the related interest payment date. Interest on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

We will pay the principal of and premium, if any, and interest on each Note to the registered holder in immediately available funds upon presentation of the Notes if in certificated form at the office or agency we maintain for this purpose, which is initially the corporate trust office of the Trustee located at Wells Fargo Bank, National Association, 7000 Central Parkway, Suite 500, Atlanta, Georgia 30328, Attention: Stefan Victory, in any coin or currency of the United States of America which at the time of payment is legal tender for payment of public and private debts;

provided, however, that payment of interest may be made at our option through the paying agent by check mailed to the registered holder at the close of business on the regular record date at such address as shall appear in the security register or, upon written request of any Holder of at least $1 million principal amount of Notes, by wire transfer of immediately available funds to a U.S. account specified in writing by such holder to us and the Trustee prior to the relevant record date. Notwithstanding anything to the contrary in this prospectus supplement, so long as the Notes are in book-entry form, we will make payments of principal and interest through the paying agent to DTC.

Interest payable on any interest payment date or the maturity date will be the amount of interest accrued from, and including, the next preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including December 1, 2012, if no interest has been paid or duly provided for with respect to the Notes offered hereby) to, but excluding, such interest payment date or maturity date, as the case may be. If any interest payment date falls on a day that is not a business day, the interest payment will be made on the next succeeding business day, and we will not be liable for any additional interest as a result of the delay in payment. If the maturity date of the Notes falls on a day that is not a business day, the related payment of principal and interest will be made on the next succeeding business day, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day.

The term “business day” means any day, other than a Saturday or a Sunday, that is not a day on which banking institutions are authorized or obligated by law or executive order to close in the place of payment.

Further issuances

We may, from time to time, without the consent of the Holders of the Notes, create and issue additional notes having the same terms as the Existing Notes and the Notes offered hereby, except for the issue date, issue price and, in some cases, the amount of interest payable on the first payment date for such additional notes. We will not, however, issue such additional notes unless they are fungible for U.S. federal income tax purposes with the Existing Notes and the Notes offered hereby. Any additional notes will constitute part of the same series as the Existing Notes and the Notes offered hereby.

Optional redemption

We may redeem the Notes in whole, or from time to time in part, at our option, at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to the redemption date: (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of each remaining scheduled payment of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points; provided, that if we redeem any Notes on or after March 1, 2021 (three months prior to the stated maturity date of the Notes), the redemption price for those Notes will equal 100% of the principal amount of the Notes to be redeemed, plus accrued interest thereon to the redemption date.

Notice of any redemption will be mailed not less than 30 days and not more than 60 days prior to the redemption date to each Holder of Notes to be redeemed.

On and after a redemption date, interest will cease to accrue on the Notes called for redemption or any portion of the Notes called for redemption (unless we default in the payment of the redemption price and accrued and unpaid interest). On or before the redemption date, we will deposit with the Trustee money sufficient to pay the redemption price on the Notes to be redeemed on such date; provided that if the redemption date is after a regular record date and on or prior to the interest payment date, the accrued and unpaid interest on the Note to be redeemed will be payable to the Holder of the redeemed Notes registered on the relevant record date. If less than all of the Notes of a series are to be redeemed, the Notes to be redeemed will be selected by the Trustee by such method as the Trustee will deem fair and appropriate; provided, however, that no Notes of a principal amount of $2,000 or less will be redeemed in part.

For purposes of the optional redemption provisions of the Notes, the following definitions will be applicable:

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date (1) the arithmetic average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (2) if we obtain fewer than four such Reference Treasury Dealer Quotations, the arithmetic average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means (1) each of J.P. Morgan Securities LLC and HSBC Securities (USA) Inc. (or their respective affiliates that are primary U.S. government securities dealers in New York City (each, a “Primary Treasury Dealer”)), a Primary Treasury Dealer selected by Wells Fargo Securities, LLC, and their respective successors and (2) one other Primary Treasury Dealer selected by us after consultation with the Independent Investment Banker; provided, however, that, if any of the foregoing ceases to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by us, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to actual or interpolated maturity (on a day count basis) of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Offer to purchase upon Change of Control Triggering Event

If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem the Notes as described under “—Optional redemption,” we will be required to make an offer (a “Change of Control Offer”) to each Holder of the Notes to purchase all or any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of that Holder’s Notes on the terms set forth in the Notes. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes to be purchased, plus accrued and unpaid interest, if any, on such Notes to, but not including, the purchase date (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may result in a Change of Control, a notice will be mailed to Holders of the Notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to purchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days after the date such notice is mailed or, if the notice is mailed prior to the Change of Control, no earlier than 30 days and no later than 60 days after the date on which the Change of Control Triggering Event occurs (the “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer; and

(3)	deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by us.

We will publicly announce the results of the Change of Control Offer on or as soon as possible after the purchase date.

Except as described above, the Indenture does not contain provisions that permit Holders to require us to purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and the third party purchases all Notes properly tendered and not withdrawn under its offer. In addition, we will not purchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a Default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of the Subsidiaries, taken as a whole, to one or more persons (other than to us or a Subsidiary);

(2)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (other than us or a Subsidiary) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(3)	we consolidate with, or merge with or into, any person or any such person consolidates with, or merges with or into, us, in any such case pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than pursuant to a transaction in which shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction;

(4)	the first day on which a majority of the members of our board of directors are not Continuing Directors; or

(5)	the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a) we become a direct or indirect wholly-owned Subsidiary of a holding company (i.e., a parent company) and (b)(1) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (2) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company; provided that any series of related transactions will be treated as a single transaction. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Director” means, as of any date of determination, any member of our board of directors who (1) was a member of such board of directors on the date the Existing Notes were issued (June 2, 2011), or (2) was nominated for election, elected or appointed to such board of directors with the approval (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination) of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment.

“Rating Event” means the rating on the Notes is lowered independently by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day during the period commencing on the earlier of the date of the first public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies).

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors or equivalent body of such person.

For definitions of “Investment Grade Rating” and “Rating Agencies,” see “—Certain definitions.”

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the assets of us and our Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require us to repurchase such Holder’s Notes as a result of a sale, transfer, conveyance of other disposition of less than all of our and our Subsidiaries’ assets, taken as a whole, to any person or group or persons may be uncertain.

Guarantee and Collateral

Guarantee

Dart guarantees, on a senior secured basis, our obligations under the Notes. The Guarantee is secured by a Lien on the Collateral.

The obligations of Dart under the Guarantee are limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law. If the Guarantee were to be rendered voidable, the Guarantee could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of Dart, and, depending on the amount of such indebtedness, Dart’s liability on the Guarantee could be reduced to zero. See “Risk factors—Risking relating to the notes—U.S. federal and state fraudulent transfer laws may permit a court to void, subordinate or limit the notes, the guarantee and/or the grant of collateral, in which case you may not receive any payments on the notes.”

Collateral

The Collateral consists of the Material Marks. The Collateral Agent’s security interest in the Collateral has been perfected in the United States and recorded in the Material Foreign Jurisdictions pursuant to the terms of the Security Documents.

The fair market value of the Collateral will be subject to fluctuations based on factors that include, among others, the condition of our industry, the ability to sell the Collateral in an orderly sale, the ability to exercise secured creditor remedies in different jurisdictions, general economic conditions, the availability of buyers and other factors. Any amount to be received upon a sale of the Collateral would also be dependent on numerous factors, including, among others, the actual fair market value of the Collateral at such time and the timing and the manner of the sale. No appraisal of the value of the Collateral has been made in connection with this offering or will be given in the event of liquidation. See “Risk factors—Risks relating to the notes—The value of the collateral securing the guarantee may not produce proceeds in an amount sufficient to pay any amounts due on the notes.” The Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or in an orderly manner. In addition, in the event of a bankruptcy, the ability of the Holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations as described below. See “Risk factors—Risks relating to the notes—In the event of bankruptcy, the ability of the holders of the notes to realize upon the collateral will be subject to certain bankruptcy law limitations.”

Covenants relating to the Collateral

The Collateral has been pledged pursuant to the Security Documents, which contain provisions relating to identification of the Collateral and the maintenance of perfected liens in the United States and recorded liens in Material Foreign Jurisdictions. The Security Documents also contain certain covenants, including those identified below, that will apply prior to, but not following, the occurrence of a Guarantee and Collateral Release Event.

Continued ownership of Collateral.    Dart is not permitted to sell, transfer, license, lease, abandon or fail to maintain or otherwise dispose of the Material Marks owned by Dart; provided that (1) Dart is permitted to license the Material Marks to its Subsidiaries and other Subsidiaries of the Company, (2) none of such Subsidiaries is permitted to further sublicense the Material Marks to persons or entities that are not Subsidiaries of the Company, (3) this restriction does not apply to fair use licenses implied by law and/or contained in distribution agreements and (4) Dart is not obligated to maintain a Material Mark if it has determined that such use or the pursuit or maintenance of such Material Mark is no longer desirable in the conduct of Dart’s business and that the loss thereof would not be reasonably likely to have a Material Adverse Effect (as defined in the security agreement, dated June 2, 2011, between Dart and the Collateral Agent).

Impairment of security interest.    Dart shall not, and shall not permit any of its Subsidiaries to, knowingly take or knowingly or negligently omit to take, any action or omission that might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee and the Holders of the Notes, except as otherwise permitted by the Indenture and the Security Documents.

Further assurances.    The Indenture and the Security Documents provide that each of the Company and Dart will, at its expense, promptly execute and deliver such documents and instruments and take such other actions which may be required under applicable law or reasonably requested by the Collateral Agent to create and/or maintain the validity, recordation or perfection of, to protect any security interest granted or purported to be granted under the Security Documents or to enable the Collateral Agent to exercise and enforce its rights and remedies to the extent permitted by local law under the Security Documents with respect to the Collateral in the United States and the Material Foreign Jurisdictions.

Foreclosure

At any time during any Remedy Period, the Security Documents provide for, among other available remedies, the foreclosure upon and sale of the Collateral by the Collateral Agent and the distribution of the net proceeds of any such sale to the Holders and the lenders under the Credit Agreement and any other First Lien Obligations on a pro rata basis, subject to any prior Liens on the Collateral. In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy in full the Company’s obligations under the Notes.

Certain bankruptcy limitations

The right of the Collateral Agent to repossess and dispose of the Collateral during any Remedy Period may be significantly impaired by applicable bankruptcy law in the event that a bankruptcy case were to be commenced by or against the Company or Dart prior to the Collateral Agent having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under the Bankruptcy Law, a secured creditor such as the Collateral Agent will be prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from the debtor, without bankruptcy court approval.

In view of the broad equitable powers of a U.S. bankruptcy court, it is not possible to predict the period during which payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, the value of the Collateral at the time of the bankruptcy petition or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the Collateral. The Bankruptcy Law permits only the payment and/or accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of the security is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the security.

If a bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, the Holders would hold secured claims to the extent of the value of the Collateral to which the Holders are entitled, and unsecured claims with respect to any shortfall.

Release of Guarantee and Collateral

The Guarantee and the Liens on the Collateral, as well as the covenant set forth under “—Limitation on sale or disposition of Dart” and the covenants set forth under “—Covenants relating to the Collateral” will be released:

(1)	in whole, upon payment in full of the principal of, and premium, if any, and interest, on the Notes;

(2)	in whole, upon satisfaction and discharge of the Indenture;

(3)	in whole, upon a legal defeasance or covenant defeasance as set forth under “—Satisfaction, discharge and defeasance”;

(4)	in whole or in part, as to any property or assets constituting Collateral owned by the Guarantor that is released from its Guarantee in accordance with the Indenture;

(5)	in whole or in part, with the consent of Holders of the requisite percentage of Notes in accordance with the provisions described below under the caption “—Amendments and waivers”; or

(6)	to the extent provided in the applicable provisions of the Security Documents;

(7)	in whole, upon a Guarantee and Collateral Release Event;

provided, however, that, in the case of any release in whole pursuant to clauses (1), (2) or (3) above, all amounts owing to the Trustee under the Indenture have been paid or duly provided for.

Upon compliance by the Company with the conditions precedent set forth above, and delivery to the Trustee of an officer’s certificate and opinion of counsel, the Trustee or the Collateral Agent will promptly execute and deliver such documents and other instruments and make or authorize the making of such filings and registrations as may be requested by the Company to evidence the release and reconveyance to Dart of the Collateral; provided that with respect to clause (6) above, no further deliveries will be required beyond those required in the Security Documents and, with respect to clause (7) above, no further deliveries will be required beyond those required by the “Guarantee and Collateral Release Event” definition.

Notwithstanding the foregoing, the Guarantee, but not the Liens on the Collateral, as well as the covenant set forth under “—Limitation on sale or disposition of Dart,” will be reinstated in the circumstances set forth under the “Guarantee and Collateral Release Event” definition.

Control over common Collateral and enforcement of liens

The right of the Collateral Agent to repossess and dispose of the Collateral during any Remedy Period:

(1)	will be subject to the provisions of the Security Documents; and

(2)	with respect to the Collateral, will likely be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against the Company or the Guarantor prior to the Collateral Agent having repossessed and disposed of the Collateral.

Proceeds realized by the Administrative Agent, the Trustee, the Collateral Agent or the trustees or agents for any other First Lien Obligations from the Collateral will be:

(1)	first, applied to the payment of all amounts owing to the Collateral Agent;

(2)	second, applied, on a ratable basis, to amounts owing to (A) the holders of the obligations under the Credit Agreement, (B) the Holders of the Notes (for allocation in accordance with the terms of the Indenture) and (C) the holders of any other First Lien Obligations; and

(3)	third, after payment in full of all First Lien Obligations, allocated to the Guarantor or to whomever may be lawfully entitled to receive such surplus.

If the net proceeds of the Collateral were not sufficient to repay all amounts due on the Notes and the Indenture, the Holders, to the extent not repaid from the proceeds of the sale of the Collateral, would have only an unsecured claim against the remaining assets of the Company and the Guarantor.

Intercreditor arrangements

The Collateral Agent, the Trustee, the Administrative Agent, the Company and the Guarantor have entered into the Intercreditor and Collateral Agency Agreement. Under the Intercreditor and Collateral Agency Agreement, the Holders of the Notes are represented by the Trustee, the holders of the obligations under the Credit Agreement are represented by the Administrative Agent and any future holders of other First Lien Obligations will be represented by their authorized representative (such authorized representatives, the Trustee and the Administrative Agent, collectively, the “Authorized Representatives”). The Intercreditor and Collateral Agency Agreement provides for the priorities and other relative rights among the Holders of the Notes, the holders of the obligations under the Credit Agreement and the holders of any other First Lien Obligations, including, among others, that:

(1)	the Liens on the Collateral securing the Guarantee, the obligations under the Credit Agreement and any other First Lien Obligations shall be of equal priority as among the parties to the Intercreditor and Collateral Agency Agreement; and

(2)	if the Collateral Agent is taking action to enforce rights or exercise remedies in respect of any Collateral, or receives any payment with respect to the Collateral under any other intercreditor agreement, or any distribution is made with respect to any Collateral in any insolvency or liquidation proceeding of the Guarantor, then the proceeds of any sale, collection or other liquidation of any such Collateral by the Collateral Agent will be applied as described above under “—Control over common Collateral and enforcement of liens.”

The Intercreditor and Collateral Agency Agreement also provides that only the Collateral Agent has the right to exercise, or refrain from exercising, any right or remedies and take any other actions with respect to the Collateral, and then, with certain exceptions, only on the instructions of the Authorized Representatives.

The Collateral Agent will be permitted to pursue remedies with respect to the Collateral only during any Remedy Period.

The Trustee and each other Authorized Representative will agree that it will not accept any Lien on the Collateral for the benefit of the holders of the applicable First Lien Obligations other than through the Collateral Agent.

The Collateral Agent will not be responsible for any loss suffered with respect to any investment permitted to be made under the Intercreditor and Collateral Agency Agreement and will not be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Collateral Agent may be liable for losses due to its willful misconduct or gross negligence. In addition, none of the holders of First Lien Obligations may require the Collateral Agent to take or refrain from taking any action under the Security Documents or with respect to any of the Collateral except as and to the extent expressly set forth in the Intercreditor and Collateral Agency Agreement. The Collateral Agent will have no duty to, and each secured party and the Company have waived any and all right to require the Collateral Agent to, marshal any assets or otherwise to take any actions with respect to marshaling. If any holder of First Lien Obligations obtains possession of any Collateral or receives any proceeds or payment in respect thereof, at any time prior to the discharge of each of the other First Lien Obligations, then it must hold such Collateral, proceeds or payment in trust for the other holders of First Lien Obligations having a security interest in such Collateral and promptly transfer such Collateral, proceeds or payment to the Collateral Agent to be distributed in accordance with the provisions under “—Control over common Collateral and enforcement of liens.”

Covenants

The Indenture contains, among others, the following covenants:

Limitation on liens

We will not, and we will not permit any Subsidiary to, directly or indirectly, issue, assume or guarantee any Indebtedness if that Indebtedness is secured by any Lien upon any of our Principal Property or the Principal Property of a Subsidiary, without effectively securing the Notes equally and ratably with, or prior to, that Indebtedness for so long as such Indebtedness is so secured. The foregoing restriction will not, however, apply to the following:

(1)	Liens on any property acquired, constructed or improved by us or any Subsidiary after the date of the Indenture (June 2, 2011) which are created or assumed contemporaneously with or within 180 days after the acquisition of such property, or completion of construction or improvement thereon, or within 180 days thereafter pursuant to a firm commitment for financing arrangements entered into within that 180-day period to secure or provide for the payment of the purchase price or cost thereof; provided that the aggregate principal amount of Indebtedness secured by such Liens will not exceed the cost of the property or assets so acquired, constructed or improved;

(2)	Liens existing on any property at the time of acquisition thereof from a Person merged or consolidated with or into us or a Subsidiary; provided that the Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation;

(3)	Liens on property of any Person existing at the time that Person becomes a Subsidiary;

(4)	Liens existing on any property at the time of acquisition thereof (in addition to Liens contemplated by clauses (2) and (3) above);

(5)	Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(6)	Liens consisting solely of carriers’, warehousemen’s, landlords’, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(7)	Liens consisting solely of easements, rights-of-way, restrictions and other similar encumbrances affecting real property or other minor irregularities in title which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(8)	Liens in the form of leases or subleases granted or created by the Company or any Subsidiary that do not interfere, individually or in the aggregate, in any material respect with the business of the Company and its Subsidiaries taken as a whole;

(9)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business;

(10)	Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of its Subsidiaries in the ordinary course of business;

(11)	Liens securing Indebtedness in respect of capitalized leases, Synthetic Lease Obligations and obligations for acquisition, construction or the improvement of fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property whose acquisition, construction or improvement was financed by such Indebtedness or, if applicable, subject to such capitalized lease and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired, constructed or improved on the date of acquisition, construction or improvement;

(12)	Liens consisting solely of banker’s liens, rights of set-off or similar rights in favor of (i) a depository institution with respect to deposit accounts maintained with such depository institution in the ordinary course of business or (ii) a depository institution or other intermediary in connection with the processing of VISA, MasterCard and other credit card payments and remittances;

(13)	Liens created over deposits and investments in the ordinary course of business in connection with the procurement and maintenance of insurance by the Company and its Subsidiaries;

(14)	Liens, including judgment Liens, arising from legal proceedings;

(15)	any Lien existing on the date of the Indenture (June 2, 2011);

(16)	Liens on the Collateral securing the Guarantee or obligations under the Credit Agreement or granted pursuant to the Security Documents; or

(17)	Liens for the sole purpose of extending, renewing, replacing or refinancing Indebtedness secured by any Lien referred to in the foregoing clauses (1) to (16), inclusive; provided, however, that the principal amount of Indebtedness secured by that Lien does not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal, replacement or refinancing, and that such extension, renewal, replacement or refinancing is limited to the property that secured the Lien so extended, renewed, replaced or refinanced (plus improvements on such property).

The foregoing limitation on Liens will not apply to the issuance, assumption or guarantee by us or any Subsidiary of Indebtedness secured by a Lien which would otherwise be subject to the foregoing restrictions up to an aggregate amount which, together with all other Indebtedness of us and the Subsidiaries secured by Liens (not including Liens permitted under the foregoing exceptions) that would otherwise be subject to the foregoing restriction and the Value of Sale and Leaseback Transactions existing at that time (other than Sale and Leaseback Transactions that, if such Sale and Leaseback Transaction had been a Lien, would have been permitted under clauses (1) or (4) above and other than Sale and Leaseback Transactions as to which application of amounts have been made in accordance with clause (3) under “—Limitation on Sale and Leaseback Transactions”), does not at the time exceed the greater of (i) $100 million and (ii) 10% of Consolidated Net Tangible Assets.

Limitation on Sale and Leaseback Transactions

We will not, and we will not permit any Subsidiary to, enter into any Sale and Leaseback Transaction unless the net proceeds of the Sale and Leaseback Transaction are at least equal to the sum of all costs incurred by us or any Subsidiary in connection with the acquisition of, and construction of any improvements on, the Principal Property to be leased and:

(1)	we or the Subsidiary would be entitled to incur Indebtedness secured by a Lien on the Principal Property to be leased without equally and ratably securing the Notes, pursuant to the first paragraph under “—Limitation on liens”;

(2)	we or the Subsidiary would be entitled to incur Indebtedness secured by a Lien on the Principal Property to be leased without equally and ratably securing the Notes, pursuant to the second paragraph under “—Limitation on liens”; or

(3)	we or the Subsidiary will, within 270 days of the effective date of any such arrangement (or, in the case of clause (b) below, within 270 days thereafter pursuant to a firm purchase commitment entered into within such 270-day period) apply an amount equal to the proceeds from such Sale and Leaseback Transaction relating to such Principal Property to:

(a)	the payment or other retirement of Indebtedness incurred or assumed by us or any Subsidiary that ranks senior or equal to the Notes (other than Indebtedness owned or held by us or any Subsidiary); or

(b)	the purchase of other Principal Property.

Limitation on sale or disposition of Dart

We will not, and we will not permit any Subsidiary to sell, transfer or otherwise dispose of any Capital Stock of, or other interest in, Dart. In addition, Dart will not, and we will not permit Dart to, sell, transfer, lease, license, convey or otherwise dispose of all or substantially all of its assets or properties.

Consolidation, merger and sale of assets

We may consolidate with or merge with or into any other Person, and we may sell, transfer, lease or convey all or substantially all of our properties and assets to another Person; provided that the following conditions are satisfied:

(1)	we are the continuing entity, or the resulting, surviving or transferee Person (the “Successor”) is a Person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and the Successor (if not us) will expressly assume, by supplemental indenture, all of our obligations under the Notes and the Indenture;

(2)	immediately after giving effect to such transaction, no Default or Event of Default under the Indenture has occurred and is continuing; and

(3)	the Trustee receives from us an officer’s certificate and an opinion of counsel that the merger, consolidation, sale, transfer lease or conveyance and such supplemental indenture, as the case may be, complies with the applicable provisions of the Indenture.

Notwithstanding the above, the Company will not be prohibited from engaging in a transaction the principal purpose of which will be to effectuate a redomicile of the Company into a foreign jurisdiction or a domestic jurisdiction other than the State of Delaware. If we consolidate or merge with or into any other Person or sell, transfer, lease or convey all or substantially all of our properties and assets in accordance with the Indenture, the Successor will be substituted for us in the Indenture and the Notes, with the same effect as if it had been an original party to the Indenture and named in the Notes. As a result, the Successor may exercise our rights and powers under the Indenture and the Notes, and we will be released from all of our liabilities and obligations under the Indenture and under the Notes.

Any substitution of the Successor for us might be deemed for U.S. federal income tax purposes to be an exchange of the Notes for “new” Notes, resulting in recognition of gain or loss for such purposes and possibly certain other adverse tax consequences to beneficial owners of the Notes. Holders should consult their own tax advisors regarding the tax consequences of any such substitution.

Events of default

Each of the following events are defined in the Indenture as an “Event of Default” (whatever the reason for such Event of Default and whether or not it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) with respect to the Notes:

(1)	Default in the payment of principal or premium, if any, on the Notes when it becomes due and payable at its stated maturity, upon optional redemption, declaration or otherwise;

(2)	Default in the payment of any installment of interest, if any, on the Notes for 30 days after it becomes due and payable;

(3)	Default in the performance, or breach, of any covenant or agreement of the Company or the Guarantor in the Indenture and the Security Documents with respect to the Notes (other than as referred to in clause (1) or (2) above), which continues for a period of 90 days after written notice to us by the Trustee or to us and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(4)	a Default or Defaults under any Indebtedness, or any agreement under which there may be issued or by which there may be secured or evidenced any Indebtedness of us or any Subsidiary, which Default or Defaults, individually or in the aggregate:

(a)	constitute a failure to pay at least $50 million of the principal of such Indebtedness when due (unless such Default or Defaults is or are waived or cured within 30 days after the expiration of any applicable grace period); or

(b)	have resulted in the acceleration of any portion of such Indebtedness having an aggregate principal amount equal to or in excess of $50 million,

in the case of each of clauses (a) and (b), without the overdue or accelerated portion of such Indebtedness having been discharged, or without such acceleration having been rescinded or annulled, within 90 days after written notice to us by the Trustee or to us and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(5)	the Company or the Guarantor (unless the Guarantor has been and remains released pursuant to the conditions described under “Guarantee and Collateral—Release of Guarantee and Collateral”) or any Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(a)	commences a voluntary case or proceeding;

(b)	consents to the entry of an order for relief against the Company or the Guarantor (unless the Guarantor has been and remains released pursuant to the conditions described under “Guarantee and Collateral—Release of Guarantee and Collateral”) or any Significant Subsidiary in an involuntary case or proceeding;

(c)	consents to the appointment of a Custodian of the Company or the Guarantor (unless the Guarantor has been and remains released pursuant to the conditions described under “Guarantee and Collateral—Release of Guarantee and Collateral”) or any Significant Subsidiary, or for all or substantially all of its property;

(d)	makes a general assignment for the benefit of the creditors of the Company or the Guarantor (unless the Guarantor has been and remains released pursuant to the conditions described under “Guarantee and Collateral—Release of Guarantee and Collateral”) or any Significant Subsidiary;

(e)	files a petition in bankruptcy or answer or consent seeking reorganization or relief;

(f)	consents to the filing of such petition or the appointment of or taking possession by a Custodian; or

(g)	takes any comparable action under any foreign laws relating to insolvency;

(6)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)	is for relief against us in an involuntary case, or adjudicates the Company or the Guarantor (unless the Guarantor has been and remains released pursuant to the conditions described under “Guarantee and Collateral—Release of Guarantee and Collateral”) or any Significant Subsidiary insolvent or bankrupt;

(b)	appoints a Custodian of the Company or the Guarantor (unless the Guarantor has been and remains released pursuant to the conditions described under “Guarantee and Collateral—Release of Guarantee and Collateral”) or any Significant Subsidiary, or for all or substantially all of its property; or

(c)	orders the winding-up or liquidation of the Company or the Guarantor (unless the Guarantor has been and remains released pursuant to the conditions described under “Guarantee and Collateral—Release of Guarantee and Collateral”) or any Significant Subsidiary (or any similar relief is granted under any foreign laws), and the order or decree remains unstayed and in effect for 90 days; or

(7)	with respect to the Collateral at any time prior to the occurrence of a Guarantee and Collateral Release Event:

(a)	any Significant Collateral Security Failure Event with respect to the United States exists and is continuing;

(b)	any Significant Collateral Security Failure Event with respect to two Material Foreign Jurisdictions exists and is continuing; or

(c)	the Company or the Guarantor asserts, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such assertion by the Guarantor, the Company fails to cause the Guarantor to rescind such assertions within 10 days after the Company has actual knowledge of such assertions; provided that the Company’s or Guarantor’s assertion that a security interest is invalid or unenforceable is not based on a change of law in the jurisdiction that results in the jurisdiction not permitting the granting, recordation or perfection of security interests in the Collateral.

If an Event of Default with respect to the Notes (other than an Event of Default described under clauses (5) or (6) above) occurs and is continuing, the Trustee by notice to us, or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes by notice to us and the Trustee, may, and the Trustee at the request of such Holders will, declare the principal of and premium, if any, and accrued and unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an Event of Default described under clauses (5) or (6) above occurs and is continuing, the principal of and premium, if any, and accrued and unpaid interest on the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may rescind a declaration of acceleration and its consequences, if we have deposited certain sums with the Trustee and all Events of Default with respect to the Notes, other than the non-payment of the principal or interest which have become due solely by such acceleration, have been cured or waived, as provided in the Indenture.

We are required to furnish the Trustee annually a statement by certain of our officers to the effect that, to the best of their knowledge, we are not in Default in the fulfillment of any of our obligations under the Indenture or, if there has been a Default in the fulfillment of any such obligation, specifying each such Default.

No Holder of the Notes will have any right to institute any judicial or other proceeding with respect to the Indenture, or for the appointment of a receiver or Trustee, or for any other remedy unless:

(1)	an Event of Default has occurred and is continuing and such Holder has given the Trustee prior written notice of such continuing Event of Default with respect to the Notes;

(2)	the Holders of not less than 25% of the aggregate principal amount of the outstanding Notes have requested the Trustee to institute proceedings in respect of such Event of Default;

(3)	the Trustee has been offered indemnity reasonably satisfactory to it against its costs, expenses and liabilities in complying with such request;

(4)	the Trustee has failed to institute proceedings for 60 days after the receipt of such notice, request and offer of indemnity; and

(5)	no direction inconsistent with such written request has been given for 60 days by the holders of a majority in aggregate principal amount of the outstanding Notes.

The Holders of a majority in aggregate principal amount of outstanding Notes will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to the Notes or exercising any trust or power conferred to the Trustee, and to waive certain Defaults. However, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of the Notes unless they have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request. The Indenture provides that if an Event of Default occurs and is continuing, the Trustee will exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

Notwithstanding the foregoing, the Holder of Notes will have an absolute and unconditional right to receive payment of the principal of and premium, if any, and interest on the Notes on or after the due dates expressed in the Notes and to institute suit for the enforcement of payment.

Amendments and waivers

From time to time, the Company, the Guarantor, the Trustee and, as applicable, the Collateral Agent, without the consent of the Holders, may amend the Notes, the Indenture, the Guarantee and the Security Documents for certain specified purposes, including:

(1)	to cure any ambiguity, omission, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(4)	to evidence and provide for the acceptance of appointment by a successor Trustee;

(5)	to conform the terms of the Indenture, the Notes and/or the Guarantee to any provision or other description of the Notes or Guarantee, as the case may be, contained in this “Description of the notes” section of this prospectus supplement;

(6)	to provide for the assumption by a successor corporation, partnership, trust or limited liability company of the Company’s or the Guarantor’s obligations under the Indenture and the Notes, in each case in compliance with the provisions thereof;

(7)	to provide for the issuance of any additional Notes under the Indenture;

(8)	to comply with the rules of any applicable securities depository;

(9)	to make any change that would provide any additional rights or benefits to the Holders (including to add additional collateral to secure the Guarantee, add guarantees with respect to the Notes, transfer any property to or with the Trustee, add to the Company’s covenants for the benefit of the Holders, add any additional events of Default for the Notes, or surrender any right or power conferred upon the Company or the Guarantor) or that does not adversely affect the legal rights hereunder of any Holder in any material respect;

(10)	change or eliminate any restrictions on the payment of principal or premium, if any, on Notes in registered form; provided that any such action does not adversely affect the interests of the Holders in any material respect;

(11)	release the Guarantee (or any additional guarantees) and the Collateral (or any additional collateral) in accordance with the terms of the Indenture, the Guarantee and the Security Documents, as the case may be; or

(12)	supplement any provision of the Indenture as is necessary to permit or facilitate the defeasance and discharge of the Notes in accordance with the Indenture; provided that such action does not adversely affect the interests of any of the Holders in any material respect.

Notwithstanding the foregoing, in formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders holding a majority in principal amount of all then outstanding Notes, except that, without the consent of each Holder, no amendment may:

(1)	reduce the principal amount of outstanding Notes whose Holders must consent to an amendment;

(2)	reduce the rate of, change or have the effect of changing the time for payment of interest, including defaulted interest, on the Notes;

(3)	reduce the principal of, change or have the effect of changing the stated maturity date of the Notes, or change the date on which the Notes may be subject to redemption or repurchase or reduce the redemption price or repurchase price therefor;

(4)	make the Notes payable in currency other than that stated in the Notes or change the place of payment of the Notes from that stated in the Notes or in the Indenture;

(5)	make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on the Notes on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders holding a majority in principal amount of the Notes to waive Defaults or Events of Default;

(6)	make any change to or modify in any manner adverse to the Holders the terms and conditions of the obligations of the Guarantor under the Guarantee;

(7)	make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(8)	make any change in these amendment and waiver provisions.

Without the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding, no amendment, supplement or waiver may: (1) modify any Security Document or the provisions in the Indenture dealing with Security Documents in any manner materially adverse to the Holders; or (2) otherwise release the Collateral other than in accordance with the Indenture and the Security Documents.

Satisfaction, discharge and defeasance

The Company and the Guarantor may terminate their obligations under the Indenture, when:

(1)	either:

(a)	all the Notes that have been authenticated and delivered have been delivered to the Trustee for cancellation;

(b)	all the Notes issued that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year (“discharge”) or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by such Trustee in the Company’s name and at the Company’s expense, and the Company has deposited or caused to be deposited with the Trustee sufficient funds to pay and discharge the entire Indebtedness on the Notes to pay principal, premium, if any, and interest; or

(c)	with respect to the Guarantor, under the conditions specified under “—Release of Guarantee and Collateral”;

(2)	the Company has paid or caused to be paid all other sums then due and payable under the Indenture; and

(3)	the Company has delivered to the Trustee an officer’s certificate or an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

The Company or the Guarantor may elect to have their obligations under the Indenture discharged with respect to the outstanding Notes (“legal defeasance”). Legal defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and to have satisfied all of the obligations of the Company and the Guarantor under the Notes and the Indenture, except for:

(1)	the rights of Holders of the Notes to receive principal and premium, if any, interest, if any, on the Notes when due;

(2)	the Company’s obligations with respect to the Notes concerning the issuance of temporary Notes; registration and transfer of Notes; replacement of mutilated, destroyed, lost or stolen Notes; compensation of the Trustee from time to time for its services rendered under the Indenture; and maintenance of an office or agency for payment;

(3)	the rights, powers, trusts, duties and immunities of the Trustee; and

(4)	the legal defeasance provisions of the Indenture.

In addition, the Company and the Guarantor may elect to have their obligations released with respect to certain covenants in the Indenture (“covenant defeasance”). Any failure to comply with these obligations will not constitute an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under “—Events of default” will no longer constitute an Event of Default.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding Notes:

(1)	the Company or the Guarantor must irrevocably have deposited or caused to be deposited with the Trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefit of the Holders:

(a)	money in dollars or in such foreign currency in which the Notes are payable in at stated maturity;

(b)	non-callable U.S. government obligations; or

(c)	a combination of money and non-callable U.S. government obligations,

in each case sufficient without reinvestment, in the written opinion of a nationally recognized firm of independent public accountants to pay and discharge, and which will be applied by the Trustee to pay and discharge, the principal of (and premium, if any) and interest on the outstanding Notes on the day on which such payments are due and payable in accordance with the terms of the Indenture and of the Notes. Before such deposit, the Company may make arrangements satisfactory to the Trustee for the redemption of any Notes at a future date in accordance with any redemption provisions contained in any supplemental indenture relating to such Notes, which shall be given effect in applying the foregoing;

(2)	in the case of legal defeasance, the Company has delivered to the Trustee an opinion of counsel to the effect that (i) the Company has received from, or there has been published by, the Internal Revenue Service (the “IRS”) a ruling, or (ii) since the date of the Indenture there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion confirms that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3)	in the case of covenant defeasance, the Company has delivered to the Trustee an opinion of counsel to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to the same federal income tax as would be the case if the covenant defeasance had not occurred;

(4)	no Event of Default or event with which notice of lapse of time or both would become an Event of Default with respect to the Notes has occurred and is continuing at the time of such deposit;

(5)	such legal defeasance or covenant defeasance will not cause the Trustee to have a conflicting interest for the purposes of the Trust Indenture Act with respect to any of the Company’s or the Guarantor’s securities;

(6)	such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a Default under, the Indenture or any other agreement or instrument to which the Company or the Guarantor are a party, or by which the Company or the Guarantor are bound;

(7)	such legal defeasance or covenant defeasance will not cause any securities listed on any registered national stock exchange under the Exchange Act to be delisted;

(8)	such legal defeasance or covenant defeasance will be effected in compliance with any additional terms, conditions or limitations which may be imposed on the Company or the Guarantor in connection therewith; and

(9)	the Company has delivered to the Trustee an officer’s certificate and an opinion of counsel stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been complied with.

Reports to trustee

The Indenture provides that any document or report that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the Trustee within 15 days after such document or report is filed with the SEC; provided that the filing of any such document on the SEC’s EDGAR system will be deemed to constitute filing with the Trustee.

The trustee

Wells Fargo Bank, National Association will act as the Trustee with respect to the Notes. We and our affiliates may maintain banking relationships or conduct other banking transactions with the Trustee and its affiliates in the ordinary course of business.

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of its own affairs.

The Indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the Trustee, should it become a creditor of us, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

Book-entry procedures

The Notes offered hereby will be issued in the form of one or more fully registered global securities in a minimum denomination of $2,000 or integral multiples of $1,000 in excess thereof that will be deposited with DTC in New York, New York or its nominee. This means that the Company will not issue certificates to each Holder. Each global security will be issued in the name of Cede & Co., DTC’s nominee, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased Notes. The participant will then keep a record of its clients who purchased the Notes. Unless it is exchanged in whole or in part for a certificate, a global security may not be transferred, except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. If you are not a participant in DTC, you may beneficially own Notes held by DTC only through a participant.

The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limitations and laws may impair the ability to transfer beneficial interests in a global security.

DTC has provided the Company with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

DTC is owned by a number of its direct participants. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of Notes represented by one or more global securities under the DTC system must be made by or through direct participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each beneficial owner of each Note is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, all Notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes; DTC’s records reflect only the identity of the direct participants to whose accounts such Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices, if any, will be sent to DTC. If less than all of the Notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Redemption proceeds and distributions on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from the Company or the paying agent on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of each participant and not of DTC, the paying agent, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and distributions to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company or the paying agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

A beneficial owner must give notice to elect to have its Notes purchased or tendered, through its participant, to the paying agent, and will effect delivery of the Notes by causing the direct participant to transfer the participant’s interest in the Notes, on DTC’s records, to the paying agent. The requirement for physical delivery of the Notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the Notes are transferred by direct participants on DTC’s records and followed by a book-entry credit of tendered securities to the paying agent’s DTC account.

DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to us or the paying agent. Under such circumstances, in the event that a successor securities depository is not obtained, Note certificates are required to be printed and delivered. The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Note certificates will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but the Company and the Guarantor take no responsibility for its accuracy.

Same-day settlement and payment

The Notes will trade in the same-day funds settlement system of DTC until maturity or until the Company issues the Notes in certificated form. DTC will therefore require secondary market trading activity in the Notes to settle in immediately available funds. The Company can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

Euroclear and Clearstream, Luxembourg

If the depositary for a global security is DTC, you may hold interests in the global Notes through Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), in each case, as a participant in DTC.

Euroclear and Clearstream, Luxembourg will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the Notes made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. The Company has no control over those systems or their participants, and the Company takes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the Notes through these systems and wish, on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

No personal liability of directors, officers, employees, incorporator and stockholders

No director, officer, employee, incorporator, agent, stockholder of the Company or Dart will have any liability for any obligations of the Company or Dart under the Notes, the Guarantee, any Security Document or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. This waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Unclaimed funds

All funds deposited with the Trustee or any paying agent for the payment of principal, interest or premium in respect of the Notes that remain unclaimed for two years after the maturity date of such Notes will be repaid to the Company upon its request. Thereafter, any right of any Holder to such funds shall be enforceable only against the Company, and the Trustee and paying agents will have no liability therefor.

Governing law

The Notes offered hereby will be, and the Guarantee, the Indenture and the Security Documents are governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

The following is a summary of certain defined terms used in the Indenture. All accounting-related definitions and determinations will be based upon our most recent consolidated annual or quarterly financial statements prepared in accordance with GAAP.

“Actionable Event” means each of a Bank Actionable Event, a Note Actionable Event and, with respect to any other First Lien Obligations, the occurrence of (1) an Event of Default (as defined in the document governing such First Lien Obligation) that consists of a default in payment of principal of or premium, if any, at maturity with respect to such First Lien Obligation or (2) an acceleration of payment of principal of and premium, if any, and interest with respect to such First Lien Obligation following an Event of Default under the document governing such First Lien Obligation.

“Administrative Agent” means JPMorgan Chase Bank, N.A., acting in its capacity as administrative agent under the Credit Agreement, or any successor thereto.

“Bank Actionable Event” means the occurrence of (1) an Event of Default (as defined in the Credit Agreement) that consists of a default in payment of principal of or premium, if any, at maturity of the obligations under the Credit Agreement or (2) an acceleration of payment of principal of and premium, if any, and interest on the obligations under the Credit Agreement following an Event of Default under the Credit Agreement.

“Bankruptcy Law” means Title 11 of the United States Code or any similar federal or state or foreign law for the relief of debtors.

“Capital Stock” means, with respect to any Person, any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock.

“Collateral” means the Material Marks in which a Lien is purported to be granted to secure certain obligations in respect of the Guarantee pursuant to the Security Documents.

“Collateral Agent” means JPMorgan Chase Bank, N.A., acting in its capacity as collateral agent under the Security Documents, or any successor thereto.

“Consolidated Net Tangible Assets” means, as of any date of determination, the aggregate amount of all assets (less depreciation, valuation and all other reserves and items deductible therefrom under GAAP, reflected on our latest consolidated balance sheet contained in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, filed with the SEC, less (1) all current liabilities; and (2) intangible assets, including, without limitation, such items as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset on such balance sheet.

“Credit Agreement” means the Credit Agreement, dated as of June 2, 2011, among the Company, Tupperware International Holdings B.V., the Administrative Agent, and the lenders from time to time party thereto, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Custodian” means any custodian, receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy Law.

“First Lien Obligations” means obligations under the Notes and the related Guarantee, the Credit Agreement and the related guarantee and each other type of outstanding (now or in the future) senior Indebtedness that has a pari passu Lien on the Collateral with the obligations under the Notes and the related Guarantee, the holders of which are subject to the Intercreditor and Collateral Agency Agreement.

“Fitch” means Fitch Ratings Ltd., or any successor thereto.

“GAAP” means accounting principles generally accepted in the United States or any accounting principles permitted by the SEC for reporting companies (including, if applicable, International Financial Reporting Standards), as in effect from time to time.

“Guarantee and Collateral Release Event” means the satisfaction of the following conditions: (1) the Company delivers to the Trustee an officer’s certificate confirming that the guarantee and the Lien on the Collateral under the Security Documents relating to the Credit Agreement have been or, simultaneously with any release of the Guarantee and Collateral under the Security Documents relating to the Indenture, will be released by the Administrative Agent with respect to the Credit Agreement; (2) the Notes have an Investment Grade Rating from two Rating Agencies (which, for the avoidance of doubt, may include Fitch if it is then a Rating Agency), provided that the Company has been advised by each such Rating Agency that the release of the Collateral securing the Guarantee will not result in such Rating Agency revising its rating of the Notes to below an Investment Grade Rating; (3) other conditions, if any, set forth in the Security Documents have been satisfied and (4) no Default or Event of Default has occurred and is continuing. Notwithstanding the foregoing, if at any time following a Guarantee and Collateral Release Event, the rating on the Notes is lowered by any one of the Rating Agencies referenced in clause (2) above to below an Investment Grade Rating, then the Guarantee will thereafter be reinstated, on an unsecured basis, and again be in full force and effect for the benefit of the Holders of the Notes pursuant to the Indenture, unless and until the Notes subsequently attain an Investment Grade Rating from two Rating Agencies.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Indebtedness” means, with respect to any Person at any time of determination, without duplication, the amount shown on the consolidated balance sheet of such Person as a liability in respect of (1) all obligations of such Person for borrowed money, (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (3) all obligations of such Person upon which interest charges are customarily paid or accrued by such Person, (4) all obligations of such Person for the deferred purchase price of property not constituting a current liability, (5) all capital lease obligations of such Person, (6) net obligations of such Person in respect of interest rate protection agreements, (7) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers’ acceptances, (8) all guarantees by such Person of Indebtedness of others, other than endorsements for collection or deposit in the ordinary course of business, and (9) all Indebtedness of others secured by any Lien on property owned by such Person, whether or not the Indebtedness secured thereby has been assumed.

“Intercreditor and Collateral Agency Agreement” means the Intercreditor and Collateral Agency Agreement, dated as of June 2, 2011, by and among the Company, the Guarantor, the Trustee, the Collateral Agent, the Administrative Agent and each additional Authorized Representative from time to time party thereto, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind, but excluding pledges or deposits under worker’s compensation, unemployment insurance or similar statutes, mechanics’, workmen’s or other similar liens arising in the ordinary course of business or deposits or pledges to obtain the release of any such liens, certain liens for taxes, assessments or governmental charges or levies, landlord’s liens on property held under lease, easements and other liens or encumbrances similar to the foregoing.

“Material Foreign Jurisdictions” means the European Union (European Community trademarks), France, Germany, Mexico, South Africa and Switzerland; provided that a Material Foreign Jurisdiction will cease to be a Material Foreign Jurisdiction if such jurisdiction ceases to permit the granting, recordation or perfection of security interests in the Collateral.

“Material Marks” means the pending applications and registrations for trademarks and service marks that (1) contain or consist of the term “TUPPERWARE,” (2) are material to the Company’s business, (3) are owned by Dart and (4) are to be identified on a schedule to the Security Documents, in which a Lien is purported to be granted to secure certain obligations in respect of the Guarantee pursuant to the Security Documents (provided that no security interest will be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable U.S. federal law), together, in each case, with the goodwill symbolized thereby in the United States and each Material Foreign Jurisdiction where the separation of the goodwill from the trademark or service mark will result in the impairment or invalidity of the trademark or service mark rights, including, without limitation, the United States.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Note Actionable Event” means the occurrence of (1) an Event of Default (as defined in the Indenture) that consists of a default in payment of principal of or premium, if any, at maturity of the Notes or (2) an acceleration of payment of principal of and premium, if any, and interest on the Notes following an Event of Default under the Indenture.

“Notice of Actionable Event” means a notice by the Administrative Agent, the Trustee or another Authorized Representative delivered to the Collateral Agent, stating that an Actionable Event under the Credit Agreement or Indenture or document governing another First Lien Obligation, as applicable, has occurred. A Notice of Actionable Event shall be deemed to have been given when the notice referred to in the preceding sentence has actually been received by the Collateral Agent and to have been rescinded when the Collateral Agent has actually received from the Administrative Agent, Trustee or another Authorized Representative, as applicable, a notice withdrawing such notice. A Notice of Actionable Event shall be deemed to be outstanding at all times after such notice has been given until such time, if any, as such notice has been rescinded.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

“Principal Property” means any real property or any permanent improvement thereon owned by us or any Subsidiary that has a net book value (after deduction of accumulated depreciation) in excess of 1% of Consolidated Net Tangible Assets.

“Rating Agencies” means each of Moody’s and S&P and, if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, reasonably selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be; provided, however, that if Fitch commences a rating of the Notes, then Fitch will also be deemed to be a Rating Agency.

“Remedy Period” means a time when a Notice of Actionable Event is delivered by all of the Administrative Agent, the Trustee and any other Authorized Representative pursuant to the Intercreditor and Collateral Agency Agreement and none of such notices is rescinded.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor thereto.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing to us or any Subsidiary of any Principal Property (except for leases between us and a Subsidiary or between Subsidiaries), which Principal Property has been or is to be sold or transferred by us or such Subsidiary to such Person; provided that the term “Sale and Leaseback Transaction” will not include any arrangement in which the only participants are the Company and/or any of its Subsidiaries.

“Security Documents” means the Intercreditor and Collateral Agency Agreement, the security agreements, and other instruments and documents executed and delivered pursuant to the Indenture or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Collateral Agent for the ratable benefit of the Trustee and the Holders.

“Significant Collateral Security Failure Event” means, with respect to the United States or any Material Foreign Jurisdiction, the security interest created under the Security Documents ceases to be in full force and effect for a period of more than 30 consecutive days; provided that no such cessation will be considered to be a Significant Collateral Security Failure Event if it occurs (1) in accordance with the terms of the Indenture and the Security Documents or (2) as a result of a change in law in the United States or any Material Foreign Jurisdiction.

“Significant Subsidiary” means any Subsidiary that is a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act (which as of the issuance date of the Notes offered hereby, consists of House of Fuller S. de R.L. de C.V., Tupperware Products, S.A., Dart do Brasil Industria e Commercio Ltda., PT Tupperware Indonesia and BeautiControl, Inc.).

“Subsidiary” means any corporation, partnership, joint venture, limited liability company, association or other business entity of which more than 50% of the outstanding voting stock (or equivalent equity interest) is owned, directly or indirectly, by us or by one or more other Subsidiaries (or a combination thereof).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (1) a so-called synthetic, off-balance sheet or tax retention lease, or (2) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any debtor relief laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Value” means, with respect to a Sale and Leaseback Transaction, as of any date of determination, the amount equal to the greater of (1) the net proceeds from the sale or transfer of the property leased pursuant to such Sale and Leaseback Transaction and (2) the sum of all costs to us or any Subsidiary incurred in connection with the acquisition of such property and the construction of any improvements thereon, as determined in good faith by us or such Subsidiary at the time of entering into such Sale and Leaseback Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of such Sale and Leaseback Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of such term, without regard to any renewal or extension options contained in the lease.

Certain U.S. federal income tax considerations

The following is a general discussion of the material U.S. federal income tax consequences of the acquisition, ownership, and disposition of the notes to beneficial owners of the notes. This discussion is based upon the Internal Revenue Code (the “Code”), the U.S. Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

This discussion applies only to beneficial owners that acquire the notes in connection with their initial issuance at their initial offering price and hold the notes as “capital assets” within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that might be important to particular investors in light of their individual circumstances or the U.S. federal income tax consequences applicable to special classes of taxpayers, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, partnerships (or entities properly classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons liable for U.S. federal alternative minimum tax, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, former citizens or residents of the United States and persons holding the notes as part of a hedging or conversion transaction or a straddle. The discussion does not address any foreign, state, local or non-income tax consequences of the acquisition, ownership or disposition of the notes to beneficial owners of the notes.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of a note who or that is for U.S. federal income tax purposes:

(1)	a citizen or individual resident of the United States;

(2)	a corporation (or other entity properly classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia;

(3)	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

(4)	a trust, if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) in the case of a trust that was treated as a domestic trust under the laws in effect before 1997, a valid election is in place under applicable U.S. Treasury regulations to treat such trust as a domestic trust.

The term “Non-U.S. Holder” means any beneficial owner of a note who or that is not a U.S. Holder and is not a partnership or other entity properly classified as a partnership for U.S. federal income tax purposes. For the purposes of this discussion, U.S. Holders and Non- U.S. Holders are referred to collectively as “Holders.”

If a partnership or other entity properly classified as a partnership for U.S. federal income tax purposes is a beneficial owner of a note, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the entity. Such entities and partners in such entities should consult their own tax advisors about the U.S. federal income and other tax consequences of the acquisition, ownership and disposition of a note.

This discussion is for general purposes only. Holders should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences under federal estate or gift tax laws, as well as foreign, state or local laws and tax treaties, and the possible effects of changes in tax laws.

U.S. federal income taxation of U.S. Holders

Payments of interest

Stated interest on notes beneficially owned by a U.S. Holder generally will be taxable as ordinary interest income at the time payments are accrued or are received in accordance with the U.S. Holders’ regular method of accounting for U.S. federal income tax purposes.

Pre-issuance accrued interest

A portion of the purchase price paid for a note will be allocable to interest that accrued from the most recent interest payment date (i.e., pre-issuance accrued interest). We will treat the notes, for U.S. federal income tax purposes, as having been purchased for an amount that excludes the pre-issuance accrued interest. In that event, a portion of the first stated interest payment equal to the excluded pre-issuance accrued interest will be treated as a return of such pre-issuance accrued interest and will not be taxable to a U.S. Holder or otherwise treated as an amount payable on the note.

Bond premium

A U.S. Holder’s initial tax basis in a note generally will equal the cost of the note to the U.S. Holder (excluding any portion of the purchase price that is attributable to pre-issuance accrued interest). If a U.S. Holder’s initial tax basis in the notes is greater than the notes’ stated principal amount, such U.S. Holder will be treated as having acquired the notes with “amortizable bond premium” equal in amount to such excess. A U.S. Holder may elect (with respect to the notes and all of the U.S. Holder’s other taxable obligations with amortizable bond premium held on or acquired by such Holder after the first day of the first taxable year to which such election applies) to amortize such premium using a constant yield method over the remaining term of the notes and may offset interest income otherwise required to be included in respect of the notes during any taxable year by the amortized amount of such excess for the taxable year. However, because the notes may be redeemed by us prior to maturity at a premium, special rules apply that may reduce or eliminate the amount of premium that a U.S. Holder may amortize with respect to the notes. A U.S. Holder may be able to avoid such rules by making a separate election to treat all interest that accrues on the notes as original issue discount. U.S. Holders should consult with their own tax advisors regarding the timing and implications of making this election.

A U.S. Holder who elects to amortize bond premium must reduce its tax basis in the notes by the amount of the premium so amortized. This election, once made, may only be revoked with the consent of the IRS. If a U.S. Holder does not elect to amortize any bond premium and holds the notes to maturity, then, in general, the Holder will recognize a capital loss equal to the amount of such premium when the notes mature. The deduction of capital losses may be subject to limitations.

Payment contingencies

As described above under “Description of the notes—Optional redemption,” we may, under certain circumstances, redeem or repurchase the notes before maturity. Also, in the event a change of control triggering event occurs, we may be required to repurchase notes at a price equal to 101% of their principal amount, plus any accrued interest to the date of repurchase, as described above under “Description of the notes—Offer to purchase upon Change of Control Triggering Event.” Under applicable U.S. Treasury regulations, if based on all the facts and circumstances as of the date on which the notes are issued there is a remote likelihood that a contingency will occur, or if the contingency is “incidental,” it is either assumed that such contingency will not occur, or the contingency is ignored until the payment is made. We intend to take the position that the likelihood of a repurchase premium becoming payable on the notes is remote and/or incidental (within the meaning of applicable Treasury regulations) as of the issue date, and that, as a result, such additional amounts need not be taken into account unless and until such additional amounts become payable, at which time such additional amounts should be taxable to a U.S. Holder in accordance with such U.S. Holder’s method of accounting. Our position will be binding on all U.S. Holders except a U.S. Holder that discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which a note was acquired. There can be no assurance, however, that the Internal Revenue Service (the “IRS”) will agree with our position. If our position were successfully challenged by the IRS, the notes could be treated as “contingent payment debt instruments” under the applicable Treasury regulations and a U.S. Holder could be required to accrue income on a note in excess of stated interest payments (regardless of the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes) at a rate equal to our “comparable yield,” and to treat as ordinary income, rather than capital gain, any gain recognized on the sale, exchange, redemption, retirement or other disposition of a note. In the event we pay a repurchase premium, U.S. Holders should consult their own tax advisors regarding the treatment of such amounts.

This discussion assumes the notes will not be treated as contingent payment debt instruments.

Sale, exchange or redemption of the notes

Upon the sale, exchange, redemption or other taxable disposition of the notes, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between (i) the amount realized upon the sale, exchange, redemption or other taxable disposition of the notes, other than amounts attributable to accrued and unpaid interest (which will be taxed as ordinary interest income to the extent such interest has not been previously included in income), and (ii) the U.S. Holder’s adjusted tax basis in the notes. The amount realized by a U.S. Holder is the sum of cash plus the fair market value of all other property received on such sale, exchange, redemption or other taxable disposition. A U.S. Holder’s adjusted tax basis in the notes generally will be its cost for the notes (excluding any portion of the purchase price attributable to pre-issuance accrued interest) reduced by any bond premium used to reduce interest income as described under “—Bond premium.”

Subject to the discussion above under “—Payment contingencies,” the gain or loss a U.S. Holder recognizes on the sale, exchange, redemption or other taxable disposition of the notes generally will be capital gain or loss. Such gain or loss generally will be long-term capital gain or loss if a U.S. Holder has held the notes for more than 12 consecutive months. For non-corporate U.S. Holders, long-term capital gains are currently taxed at a lower rate than ordinary income. The deductibility of capital losses is subject to limitations. A U.S. Holder should consult its own tax advisor regarding the deductibility of capital losses in its particular circumstances.

Medicare tax

A 3.8% Medicare tax is imposed on a portion or all of the net investment income of certain individuals with a modified adjusted gross income of over $200,000 (or $250,000 in the case of joint filers or $125,000 in the case of married individuals filing separate returns) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” generally will include interest (including interest paid with respect to a note) and net gain attributable to the disposition of property not held in a trade or business (including net gain from the sale, exchange, redemption or other taxable disposition of a note) and certain other income, but will be reduced by any deductions properly allocable to such income or net gain.

Backup withholding and information reporting

In general, a U.S. Holder that is not an “exempt recipient” will be subject to U.S. federal backup withholding at the applicable rate (currently 28%) with respect to payments on the notes and the proceeds of a sale, exchange, redemption or other taxable disposition of the notes, unless the U.S. Holder provides its taxpayer identification number to the paying agent and certifies, under penalties of perjury, that it is not subject to backup withholding on IRS Form W-9 (Request for Taxpayer Identification Number and Certification) or a suitable substitute form and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder may be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner. In addition, payments on the notes made to, and the proceeds of a sale or other taxable disposition by, a U.S. Holder that is not an exempt recipient generally will be subject to information reporting requirements.

U.S. federal income taxation of Non-U.S. Holders

For purposes of the following discussion of Non-U.S. Holders, interest does not include any pre-issuance accrued interest, as discussed above under “—U.S. federal income taxation of U.S. Holders—Pre-issuance accrued interest.”

Payments of interest

Subject to the discussion below under “—Backup withholding and information reporting,” a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax on interest paid on the notes so long as:

(1)	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all of our stock entitled to vote;

(2)	the Non-U.S. Holder is not a “controlled foreign corporation” that is related to us, actually or by attribution, through stock ownership; and

(3)

either (i) the Non-U.S. Holder certifies under penalties of perjury on IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) or a suitable substitute form that it is not a United States person (as defined in the Code), and provides its name and address, and U.S. taxpayer identification number, if any, or (ii) a securities clearing organization, bank or other financial institution that holds customers’

securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-U.S. Holder certifies under penalties of perjury that the certification referred to in clause (i) has been received from the Non-U.S. Holder or another intermediate financial institution, and furnishes to us a copy thereof.

A Non-U.S. Holder that does not qualify for exemption from withholding as described above generally will be subject to withholding of U.S. federal income tax at a rate of 30% on payments of interest on the notes. A Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on the notes is subject to a reduced rate of U.S. withholding tax or is exempt from U.S. withholding tax, provided the Non-U.S. Holder furnishes us a properly completed and executed IRS Form W-8BEN claiming the reduction or exemption and the Non-U.S. Holder complies with any other applicable procedures.

Special rules regarding exemption from, or reduced rates of, U.S. withholding tax may apply in the case of notes held by partnerships or certain types of trusts. Partnerships and trusts that are prospective purchasers should consult their tax advisors regarding special rules that may be applicable in their particular circumstances.

Sale, exchange, or redemption of the notes

Generally, any gain recognized by a Non-U.S. Holder on the sale, exchange, redemption or other taxable disposition of a note (other than amounts attributable to accrued and unpaid interest, which will be treated as described under “—Payments of interest” above) will be exempt from U.S. federal income and withholding tax, unless:

(1)	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if a treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

(2)	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year, and certain other conditions are met.

Effectively connected income

If interest, gain or other income recognized by a Non-U.S. Holder on a note is “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if a treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will not be subject to the withholding tax discussed above under “—Payments of interest” if the Non-U.S. Holder provides us with a properly completed and executed IRS Form W-8ECI (Certificate of Foreign Person’s Claim That Income Is Effectively Connected With the Conduct of a Trade or Business in the United States), but the Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest, gain or other income as if it were a United States person (as defined in the Code). In addition to such U.S. federal income tax, if the Non-U.S. Holder is a corporation, it may be subject to an additional 30% (or such lower rate as may be provided for under an applicable treaty) branch profits tax.

Backup withholding and information reporting

We must report annually to the IRS and to a Non-U.S. Holder the amount of interest paid to such Non-U.S. Holder and the tax withheld from those payments. These reporting requirements apply regardless of whether U.S. withholding tax on such payments was reduced or eliminated by any applicable tax treaty or otherwise. Copies of the information returns reporting those payments and the amounts withheld may also be made available to the tax authorities in the country where a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

Under some circumstances, U.S. Treasury regulations require backup withholding and additional information reporting on payments of interest and other “reportable payments.” Such backup withholding and additional information reporting will not apply to payments on the notes made by us or our paying agent to a Non-U.S. Holder if the certification described above under “—Payments of interest” is received from the Non-U.S. Holder.

Backup withholding and information reporting generally will not apply to payments of proceeds from the sale or other disposition of a note made to a Non-U.S. Holder by or through the foreign office of a broker. However, information reporting requirements, and possibly backup withholding, will apply if such broker is, for U.S. federal income tax purposes, a United States person (as defined in the Code) or has certain other enumerated connections with the United States, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person (as defined in the Code) and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption. Payments of proceeds from the sale or other disposition of a note made to a Non-U.S. Holder by or through the U.S. office of a broker are subject to information reporting and backup withholding at the applicable rate unless the Non-U.S. Holder certifies, under penalties of perjury, that it is not a United States person (as defined in the Code) and satisfies certain other conditions or it otherwise establishes an exemption. Backup withholding is not an additional tax. A Non-U.S. Holder may obtain a refund or credit against its U.S. federal income tax liability of any amounts withheld under the backup withholding rules, provided the required information is furnished to the IRS in a timely matter.

Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a Holder’s particular situation. Prospective purchasers of the notes should consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of notes, including the tax consequences under state, local, estate, foreign and other tax laws and the possible effects of changes in U.S. or other tax laws.

Underwriting (conflicts of interest)

J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are joint book-running managers and are acting as representatives of the underwriters named below.

Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase from us, and we have agreed to sell, the principal amount of notes listed opposite their names below at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement:

Underwriters	Principal amount of notes
J.P. Morgan Securities LLC	$40,000,000
Wells Fargo Securities, LLC	40,000,000
BNP Paribas Securities Corp.	32,000,000
Mizuho Securities USA Inc.	32,000,000
Credit Agricole Securities (USA) Inc.	8,000,000
HSBC Securities (USA) Inc.	8,000,000
KeyBanc Capital Markets Inc.	8,000,000
Mitsubishi UFJ Securities (USA), Inc.	8,000,000
RBS Securities Inc.	8,000,000
SunTrust Robinson Humphrey, Inc.	8,000,000
U.S. Bancorp Investments, Inc.	8,000,000

Total	$200,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased.

We have been advised by the underwriters that the underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.40% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow a concession not in excess of 0.20% of the principal amount of the notes to certain other dealers. After the initial public offering, the underwriters may change the offering price and other selling terms.

We estimate that our expenses of this offering, excluding the underwriting discount, will be approximately $0.5 million.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

There is currently no established trading market for the notes. The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active trading market for the notes will develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering, the underwriters may engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are listed on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position may cause the price of the note to be higher than it might be in the absence of these purchases.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriters in stabilizing or short covering transactions.

Neither we nor the underwriters make any representation or prediction as to the director or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. J.P. Morgan Securities LLC, BNP Paribas Securities Corp. and Mizuho Corporate Bank, Ltd., an affiliate of Mizuho Securities USA Inc., are joint lead arrangers, KeyBank National Association, an affiliate of KeyBanc Capital Markets Inc. is the syndication agent, J.P. Morgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is the administrative agent, swing line lender and a lender, and Crédit Agricole Corporate and Investment Bank, an affiliate of Credit Agricole Securities (USA) Inc., BNP Paribas, an affiliate of BNP Paribas Securities Corp., and Mizuho Corporate Bank, Ltd., an affiliate of Mizuho Securities USA Inc., are co-documentation agents and lenders, and certain of the other underwriters, or their affiliates, are lenders, under our credit facility. An affiliate of Wells Fargo Securities, LLC, one of the underwriters, is the lender under our Bridge Loan and the trustee for the notes and the Existing Notes.

Conflicts of interest

We intend to use more than 5% of the net proceeds of this offering to repay indebtedness owed by us to an affiliate of Wells Fargo Securities, LLC, an underwriter in this offering, who is the lender under our bridge loan. See “Use of proceeds.” Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. Because the notes to be offered will be rated investment grade, pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary. Wells Fargo Securities, LLC will not confirm sales of the debt securities to any account over which it exercises discretionary authority without the prior written approval of the customer.

Selling restrictions

European economic area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided, that no such offer of notes shall require the Company, the Guarantor or any underwriter to publish a prospectus pursuant to Article 63 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to us or the Guarantor; and

•

it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Legal matters

Certain legal matters in connection with the notes and the guarantee will be passed upon for us by Sidley Austin LLP, Chicago, Illinois, Morris, Nichols, Arsht & Tunnell LLP, Wilmington, Delaware, Baker & McKenzie LLP, Chicago, Illinois, and Thomas M. Roehlk, Esq., our Executive Vice President, Chief Legal Officer and Secretary. Certain legal matters in connection with the notes and the guarantee will be passed upon for the underwriters by Simpson Thacher  & Bartlett LLP, New York, New York.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 29, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

Tupperware Brands Corporation

Debt Securities

Guarantees of Debt Securities

We may offer debt securities and related guarantees from time to time in one or more series. We will provide specific terms of any offering of these debt securities and any related guarantees, together with the terms of the offering, the initial public offering price and our net proceeds from the sale thereof, in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus and any prospectus supplement, carefully before you invest.

We may sell these debt securities and related guarantees on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We may offer securities through one or more underwriters or dealers, through agents or directly to purchasers. If required, the prospectus supplement for each offering of debt securities and any related guarantees will describe the plan of distribution for that offering. For general information about the distribution of the debt securities and any related guarantees offered, see “Plan of distribution” in this prospectus.

Investing in our debt securities involves risks. See the risk factors described under, and incorporated by reference into, “Risk factors” on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 1, 2013.

About this prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may sell from time to time the debt securities described in this prospectus and the applicable prospectus supplement in one or more offerings in amounts, at prices and on other terms to be determined at the time of the offering.

This prospectus provides you with a general description of the debt securities and any related guarantees that we may offer. Each time we offer and sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of those debt securities and any related guarantees, together with the terms of the offering, the initial public offering price and our net proceeds from the sale thereof. The prospectus supplement may also supplement, modify or supersede other information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the information incorporated or deemed incorporated by reference as described below under the heading “Where you can find more information.”

You should rely only on the information contained or incorporated or deemed to be incorporated by reference in this prospectus, in the accompanying prospectus supplement or in any free writing prospectus that we may provide to you. We have not authorized any other person to provide you with different information. We are not making an offer to sell, nor are we soliciting an offer to buy, securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus, the accompanying prospectus supplement or incorporated or deemed to be incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus or the applicable prospectus supplement (see “Where you can find more information”). We will provide this information to you at no charge upon written or oral request directed to: Tupperware Brands Corporation, Corporate Secretary Department, 14901 S. Orange Blossom Trail, Orlando, Florida 32837, telephone (407) 826-5050.

The exhibits to our registration statement of which this prospectus is a part contain the full text of certain agreements and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the debt securities we are offering, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where you can find more information.”

References in this prospectus to “Tupperware Brands,” “the Company,” “we,” “us” and “our” are to Tupperware Brands Corporation and its consolidated subsidiaries and references to “Dart” are to Dart Industries Inc., in each case unless otherwise stated or the context otherwise requires. However, in the “Description of debt securities” section of this prospectus, references to “Tupperware,” “Tupperware Brands,” “the Company,” “we,” “us” and “our” are to Tupperware Brands Corporation (the parent company only and not any of its subsidiaries). Unless otherwise specified or the context otherwise requires, references to “$” or “dollars” in this prospectus are to United States dollars. In this prospectus we will refer to the debt securities and guarantees of debt securities collectively as the “securities.”

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, such reports, proxy statements and other information may be accessed through the SEC Internet website located at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.tupperwarebrands.com. Except for the documents referred to below in this section, information on our website is not incorporated into this prospectus.

The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document.

We incorporate by reference into this prospectus the documents set forth below:

•	our Annual Report on Form 10-K for the fiscal year ended December 29, 2012; and

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 from our Definitive Proxy Statement on Schedule 14A filed on March 30, 2012.

All documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than documents, portions of documents or other information that is deemed to have been “furnished” and not “filed” with the SEC), until we complete our sale of the securities to the public, shall be deemed to be incorporated by reference into this prospectus. Any documents filed by us with the SEC after the date of this prospectus and before we complete our sale of the securities to the public will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

You may request a copy of these documents, at no cost, by contacting us at the following address or telephone number:

Tupperware Brands Corporation

14901 S. Orange Blossom Trail

Orlando, Florida 32837

Phone: (407) 826-5050

Forward-looking statements

Certain statements in this prospectus and the documents incorporated or deemed incorporated by reference herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These forward-looking statements include estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based. These forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “forecast,” “foresee,” “may,” “plan,” “project,” “should,” “outlook,” “will” and other words and terms of similar meaning.

Forward-looking statements reflect our current view with respect to future events and trends and are subject to certain risks, uncertainties and assumptions, which may cause actual results and trends to differ materially from the forward-looking statements. Actual results and trends could differ materially from historical or expected results depending on, among others, the following factors:

•	successful recruitment, retention and productivity levels of the Company’s independent sales forces;

•

disruptions caused by the introduction of new distributor operating models or sales force compensation systems or allegations by equity analysts or others as to the legality or viability of the Company’s business model;

•	success of new products and promotional programs;

•	the ability to implement appropriate product mix and pricing strategies;

•	governmental regulation of materials used in products coming into contact with food (e.g., polycarbonate), as well as beauty, personal care and nutritional products;

•	the impact of changes in consumer spending patterns and preferences, particularly given the global nature of the Company’s business;

•	the value of long-term assets, particularly goodwill and indefinite lived intangibles associated with acquisitions, and the realizability of the value of recognized tax assets;

•

changes in plastic resin prices, other raw materials and packaging components, the cost of converting such items into finished goods and procured finished products and the cost of delivering products to customers;

•	the introduction of Company operations in new markets outside the United States;

•	general social, economic and political conditions in markets;

•

issues arising out of the sovereign debt crisis in Europe, resulting in potential economic and operational challenges for the Company’s European supply chain, heightened counterparty credit risk due to adverse effects on customers and suppliers, exchange controls and translation risks due to potential impairments of investments in affected markets and the potential for banks with which the Company maintains lines of credit to be unable to fulfill their commitments;

•	disruptions resulting from either internal or external labor strikes, work stoppages, or similar difficulties;

•	changes in cash flow resulting from changes in operating results, working capital management, debt payments, share repurchases and hedge settlements;

•

the impact of currency fluctuations on the value of foreign operations generally, and particularly in Venezuela, including their cash balances, the results of those operations, the cost of sourcing products across geographies and the success of foreign hedging and risk management strategies;

•	the impact of natural disasters and epidemic or pandemic disease outbreaks;

•	the ability to repatriate, or otherwise make available, cash in the United States and to do so at a favorable foreign exchange rate and with favorable tax ramifications;

•	the ability to obtain all government approvals on, and to control the cost of infrastructure obligations associated with, land development;

•	the ability to timely and effectively implement, transition, maintain and protect necessary information technology systems and infrastructure;

•	the ability to attract and retain certain executive officers and key management personnel;

•	the success of land buyers in attracting tenants for commercial and residential development and obtaining financing;

•	the costs and covenant restrictions associated with the Company’s credit arrangements;

•	integration of non-traditional product lines into Company operations;

•

the effect of legal, regulatory and tax proceedings, as well as restrictions imposed on the Company’s operations or Company representatives by foreign governments, including exposure to tax responsibilities imposed on the sales force and their potential impact on the sales force’s value chain and resulting disruption to the business;

•

the effect of competitive forces in the markets in which the Company operates, particularly related to sales of beauty, personal care and nutritional products, where there are a greater number of competitors;

•	the impact of changes in U.S. federal, state and foreign tax or other laws;

•	the Company’s access to, and the costs of, financing; and

•

other risks discussed in Item 1A, Risk Factors, of the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012, as well as the Company’s Consolidated Financial Statements, notes and other financial information contained in the Company’s filings with the SEC.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements contained in this prospectus, the accompanying prospectus supplement and reports we have filed or will file with the SEC and which are incorporated or deemed incorporated by reference herein, including statements under “Risk factors” and “Forward-looking statements” in such reports. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. We undertake no obligation to update or revise any forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, except as required by law.

The Company

Tupperware Brands Corporation

Tupperware Brands Corporation is a worldwide direct-to-consumer company engaged in the manufacture and sale of premium, innovative products across multiple brands and categories through an independent sales force of 2.8 million. We manufacture and sell Tupperware® products and cosmetics and personal care products under a variety of trade names, including Armand Dupree®, Avroy Shlain®, BeautiControl®, Fuller®, NaturCare®, Nutrimetics® and Nuvo®. Each of our businesses manufactures and/or markets a broad line of high quality products.

In our core Tupperware product category, our product line consists of design-centric preparation, storage and serving solutions for the kitchen and home. Our Tupperware line also includes an established line of kitchen cookware and tools, microwave products, microfiber textiles and gifts.

In our Beauty category, we manufacture and distribute skin care products, cosmetics, bath and body care, toiletries, fragrances, jewelry and nutritional products.

We have businesses that sell products only in the Tupperware or Beauty category and other businesses that sell products in both categories.

Tupperware Brands Corporation is a Delaware corporation that was organized on February 8, 1996. Our principal executive offices are located at 14901 South Orange Blossom Trail, Orlando, Florida 32837, and our telephone number at that location is (407) 826-5050.

We maintain a corporate website at http://www.tupperwarebrands.com. Except as described under “Where you can find more information,” information on our website is not incorporated into this prospectus.

Dart Industries Inc.

Dart Industries Inc. is a wholly-owned, direct subsidiary of Tupperware Brands Corporation that owns a substantial portion of the intellectual property of Tupperware, including the Tupperware® trademark, as well as other assets and the capital stock of a majority of the Company’s operating subsidiaries. Dart collects royalties, mold rental payments, interest and dividends from subsidiaries of the Company. Dart is a Delaware corporation that was incorporated in 1928.

Risk factors

Investing in our securities involves risks. Before making an investment decision, you should carefully consider all of the information included or incorporated or deemed incorporated by reference in this prospectus and the applicable prospectus supplement, including the risks described below and the risks described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2012, which are incorporated by reference in this prospectus, as the same may be updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated or deemed incorporated by reference herein or in the applicable prospectus supplement. See “Where you can find more information.” The risks and uncertainties described are not the only ones that we face. Additional risks and uncertainties not known to us or that we deem immaterial may also adversely affect our business, operating results, cash flows and financial condition.

Use of proceeds

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of debt securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, repurchases of shares of our common stock, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries. Net proceeds may be temporarily invested or applied to repay short-term debt prior to their stated use.

Ratio of earnings to fixed charges

The following table contains our ratio of earnings to fixed charges for the periods indicated. For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing fees and a portion of rental expense that management believes is representative of the interest component of rental expense.

Fiscal Years Ended
	December 29, 2012	December 31, 2011	December 25, 2010	December 26, 2009	December 27, 2008
Ratio of earnings to fixed charges(1)	7.0x	6.0x	8.7x	6.7x	4.9x

(1)	The ratio of earnings to fixed charges should be read in conjunction with our financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference in this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 29, 2012, as the same may be updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated or deemed incorporated by reference herein or in the applicable prospectus supplement. The interest expense included in the fixed charges calculation above includes discount relating to indebtedness and excludes interest expense relating to our uncertain tax positions.

Description of debt securities

This section describes the general terms of the securities to which any prospectus supplement may relate. A prospectus supplement will describe the terms relating to any securities to be offered in greater detail and may provide information that is different from this prospectus. If the information in the applicable prospectus supplement with respect to the particular securities being offered differs from this prospectus, you should rely on the information in the prospectus supplement.

General

We may sell debt securities, including original issue discount securities, at par or at a premium or discount to their stated principal amount. The prospectus supplement relating to any original issue discount securities will describe U.S. federal income tax consequences and other special considerations applicable to them. The prospectus supplement relating to any specific debt securities will also describe any material additional tax considerations applicable to such debt securities. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Unless we inform you otherwise in the applicable prospectus supplement, any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiples of $1,000 in excess thereof. Subject to the limitations provided in the applicable indenture and described in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the applicable trustee or the principal corporate trust office of the applicable trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities and the rights of and limitations upon holders of beneficial interests in a global security will be described in the applicable prospectus supplement.

Additional 4.750% senior notes due 2021

We may issue debt securities constituting an additional issuance of our 4.750% senior notes due 2021 (“Additional Notes”), $400 million aggregate principal amount of which were initially issued on June 2, 2011. Any Additional Notes will be issued under the indenture, dated as of June 2, 2011 (the “4.750% Notes Indenture”), among the Company, Dart, as guarantor, and Wells Fargo Bank, National Association, as trustee, and will be guaranteed by Dart as set forth in the 4.750% Notes Indenture. The guarantee by Dart is secured by certain collateral, as will be more fully described in any applicable prospectus supplement relating to the Additional Notes. The 4.750% Notes Indenture and the form of 4.750% senior notes due 2021 are filed as exhibits to the registration statement of which this prospectus is a part. If we issue any Additional Notes, a summary of the terms of the Additional Notes, the guarantee by Dart of our obligations with respect to the

Additional Notes and the 4.750% Notes Indenture will be set forth in a prospectus supplement. Any Additional Notes will be deemed to constitute a single series with the outstanding 4.750% senior notes due 2021 for all purposes of the 4.750% Notes Indenture. The 4.750% Notes Indenture and the 4.750% senior notes due 2021 are (and any Additional Notes will be) governed by, and construed in accordance with, the laws of the State of New York.

Other series of debt securities

The following describes any debt securities we may issue, other than as Additional Notes (“Other Debt Securities”).

We may issue Other Debt Securities in one or more series under one or more other indentures entered into between us and one or more trustees. The trustee for each series of our Other Debt Securities will be identified in the applicable prospectus supplement.

References under this subheading to the “indenture” refer to the applicable indenture pursuant to which any particular series of Other Debt Securities is issued. The terms of any series of Other Debt Securities will be those specified in or pursuant to the indenture and in the certificates evidencing that series of Other Debt Securities and those made part of the indenture by the Trust Indenture Act of 1939, as amended. The indenture and the applicable form of certificate evidencing the Other Debt Securities will be filed as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents which will be incorporated or deemed incorporated by reference in this prospectus. The indenture and the Other Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

We may issue senior, subordinated, junior subordinated, exchangeable and convertible Other Debt Securities under the same indenture.

The prospectus supplement relating to any series of Other Debt Securities that we may offer will contain the specific terms of the Other Debt Securities. These terms may include the following:

•	the title and aggregate principal amount (and any limit thereon) of the Other Debt Securities;

•	whether the Other Debt Securities will be senior, subordinated or junior subordinated;

•	whether the Other Debt Securities will be secured or unsecured;

•	whether the Other Debt Securities will be convertible or exchangeable into other securities;

•	the percentage or percentages of principal amount at which such Other Debt Securities will be issued;

•	the interest rate(s) or the method for determining the interest rate(s);

•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	the person to whom any interest on the Other Debt Securities will be payable;

•	the places where payments on the Other Debt Securities will be payable;

•	the maturity date;

•	redemption or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which such Other Debt Securities will be issued;

•	whether such Other Debt Securities will be issued in whole or in part in the form of one or more global securities;

•	the identity of the depositary for global securities;

•

whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•

the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular Other Debt Securities being issued;

•	any defaults and events of default applicable to the particular Other Debt Securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination, security and release of the guarantees), if any;

•	any applicable subordination provisions for any subordinated Other Debt Securities;

•	any restriction or condition on the transferability of the Other Debt Securities;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such Other Debt Securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which we or the purchaser of the Other Debt Securities can select the payment currency;

•	the securities exchange(s) on which the Other Debt Securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the Other Debt Securities;

•	the extent to which a secondary market for the Other Debt Securities is expected to develop;

•	our obligation or right to redeem, purchase or repay Other Debt Securities under a sinking fund, amortization or analogous provision;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the applicable indenture;

•	provisions relating to the modification of the applicable indenture both with and without the consent of holders of Other Debt Securities issued under the applicable indenture; and

•	additional terms not inconsistent with the provisions of the applicable indenture.

Plan of distribution

We may sell debt securities offered by this prospectus in and/or outside the United States:

•	through underwriters or dealers;

•	through agents; or

•	directly to purchasers.

We will describe in a prospectus supplement the particular terms of any offering of debt securities, including the following:

•	the names of any underwriters or agents;

•	the proceeds we will receive from the sale;

•	any discounts or commissions and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the applicable debt securities may be listed.

If we use underwriters in the sale, such underwriters will acquire the debt securities for their own account. The underwriters may resell the debt securities in one or more transactions, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

The debt securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the debt securities will be subject to certain conditions. The underwriters will be obligated to purchase all the debt securities of the series offered if any of the debt securities are purchased.

We may sell debt securities through agents or dealers designated by us. Any agent or dealer involved in the offer or sale of the debt securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent or dealer will be set forth, in the prospectus supplement. Unless indicated in the prospectus supplement, the agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment and any dealer will purchase debt securities from us as principal and may resell those debt securities at varying prices to be determined by the dealer.

We also may sell debt securities directly. In this case, no underwriters or agents would be involved.

Underwriters, dealers and agents that participate in the distribution of the debt securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them from us and any profit on the resale of the debt securities sold by them may be deemed to be underwriting discounts or commissions under the Securities Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make, and to reimburse them for certain expenses.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

In order to facilitate the offering of the debt securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities or other securities the prices of which may be used to determine payments on the securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in such securities for their own account. In addition, to cover overallotments or to stabilize the price of the securities or of such other securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of such securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

We may solicit offers to purchase debt securities directly from, and we may sell debt securities directly to, institutional investors or others. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

Some or all of the debt securities may be new issues of securities with no established trading market. We cannot and will not give any assurances as to the liquidity of the trading market for any of our debt securities.

Legal matters

Unless otherwise specified in a prospectus supplement, legal matters in connection with this offering of securities will be passed upon for us by Sidley Austin LLP, Chicago, Illinois.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 29, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.